NI 43-101 TECHNICAL REPORT
ON THE SPRING VALLEY PROJECT
Pershing County, Nevada

PREPARED FOR

Dated May 24, 2011

Prepared by
William J. Crowl, R.G.
Donald E. Hulse, P.E.
Donald J. Baker, PhD MMSA
Terre A. Lane, M AusIMM
Deepak Malhotra, PhD, M AusIMM

Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

TABLE OF CONTENTS

Section	Title	Page No.

1. TITLE PAGE		I

2. TABLE OF CONTENTS		I

3. SUMMARY		1

3.1 Environmental and Permitting		1
3.2 Operational Permits and Jurisdictions		1
3.3 History and Ownership		2
3.4 Geology		2
3.5 Drilling and Exploration		3
3.6 Metallurgy and Processing		3
3.7 Mineral Resources		4
3.8 Infrastructure		6
3.9 Conclusions and Recommendations		6

4. INTRODUCTION		7

4.3 Units		8

5. RELIANCE ON OTHER EXPERTS		10

6. PROPERTY DESCRIPTION AND LOCATION		11

6.1 Property Location		11
6.2 Agreements and Royalties		11
6.2.1 Barrick Agreement		11
6.2.2 Paul Schmidt Agreement		11
6.2.3 Echo Bay/Kinross Agreement		12
6.2.4 Nevada Land and Resource Company Agreement		12
6.2.5 Coeur Rochester Agreement		12
6.2.6 Lamonte Duffy (I) Agreement		12
6.2.7 Seymork Investments Agreement		13
6.2.8 Rowe and Stoeberl Agreement		13
6.2.9 Sentman Agreement		13
6.2.10 Lamonte Duffy (II) Agreement		13
6.2.11 Chabino Agreement		14
6.2.12 George Duffy Agreement		14
6.2.13 TGC Claims		14
6.2.1 Barrick Acquisitions		15
6.2.2 Additional Claims		15
6.3 Environmental Liabilities		16
6.4 Permits		16

7.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	17

7.1 Accessibility		17
7.2 Climate		17
7.3 Local Resources and Infrastructure		17
7.4 Physiography		17

8. HISTORY		18

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Spring Valley Project	NI 43-101 Technical Report

9. GEOLOGICAL SETTING	21

9.1 Regional Geologic Setting	21
9.2 Local Geologic Setting	23
9.3 Lithologic Units	26

10. DEPOSIT TYPES	31

11. MINERALIZATION	32

11.1 Mineralization Style	32
11.2 Alteration	32
11.3 Geometry of Mineralization	36

12. EXPLORATION	37

12.1 Pre-MGC Exploration	37
12.2 MGC Exploration	37
12.2.1 Surface Geochemistry	38
12.2.2 Rock Samples	38
12.2.3 Geological Mapping	38
12.2.4 Geophysical Surveys	38
12.3 Exploration Target Areas	40
12.3.1 Limerick	40
12.3.2 Golden Gate	40
12.3.3 American Canyon	40
12.3.4 Fitting Target	41
12.4 Barrick Exploration	41
12.5 Geologic Mapping	41

13. DRILLING	42

13.1 Spring Valley Resource Area	42
13.2 Spring Valley Property Exploration Targets	43
13.3 Drilling Conditions and Procedures	45
13.4 Drilling Contractors	45
13.5 Geological and Geotechnical Logging	45
13.6 Drill Collar and Down-Hole Surveys	46
13.7 Drilling Results	46

14. SAMPLING METHOD AND APPROACH	47

14.1 Introduction	47
14.2 Diamond Drilling Core Sampling	48
14.3 Sampling of Reverse Circulation Cuttings	49

15. SAMPLE PREPARATION, ANALYSES, AND SECURITY	50

15.1 Barrick 2009 and 2010 Drilling Campaigns	50
15.1.1 Sample Chain of Custody	50
15.1.2 Sample Preparation and Assay Procedures	50
15.1.3 Standards, Duplicates and Blanks	51
15.1.4 Check Assay Programs	51

16. DATA VERIFICATION	52

16.1 Twin Hole Comparisons	53

17. ADJACENT PROPERTIES	57

17.1 Coeur Rochester	57
17.2 Nevada Packard Mine	57
17.3 Florida Canyon and Standard Mines	58

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Midway Gold Corp.	Summary
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18. MINERAL PROCESSING AND METALLURGICAL TESTING	59

18.1 Mineral Processing and Metallurgical Testing	59
18.2 Column Leach Tests	59
18.3 Bottle Roll Tests	59
18.4 Gravity Tests	60
18.5 Bond Mill Work Index	60
18.6 Historical Test Work	60

19. MINERAL RESOURCE ESTIMATE	62

19.1 Definitions	62
19.2 Data Used for the Gold Grade Estimation	63
19.3 Density	63
19.4 Methodology	63
19.4.1 Estimation Domains	63
19.4.2 Capping of Assays	65
19.4.3 Compositing	65
19.4.4 Variography	66
19.4.5 Estimation Methodology	67
19.4.6 Estimate Validation	67
19.5 Mineral Resource Classification	69
19.6 Mineral Resource Tabulation	70

20. OTHER RELEVANT DATA AND INFORMATION	71

21. INTERPRETATION AND CONCLUSIONS	72

22. RECOMMENDATIONS	73

22.1 Proposed Exploration Budget	73

23. REFERENCES	74

24. DATE AND SIGNATURE PAGES	76

LIST OF FIGURES

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

LIST OF TABLES

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

3.	SUMMARY

The Spring Valley property is located in Pershing County, Nevada 20 miles northeast of Lovelock within the Spring Valley Mining District.  It is situated three miles north of the Coeur Rochester silver-gold mine in the Humboldt Range.  The Spring Valley property consists of a gross area of 11,022 acres, including 618 contiguous unpatented lode and placer mining claims, and 1,701 gross acres of fee land.  Spring Valley is currently being explored by Barrick Gold Exploration (“Barrick”), a wholly owned subsidiary of Barrick Gold Corporation, under the terms of an Exploration, Development, and Joint Operating agreement (“Exploration Agreement”) with the property owner, MGC Resources Inc. (“MGC”), a wholly-owned subsidiary of Midway Gold Corp.

3.1	Environmental and Permitting

A Plan of Operations (POO) was submitted by MGC and the BLM prepared an Environmental Assessment (EA) on the Spring Valley property to complete the National Environmental Policy Act (NEPA) process to permit additional disturbance for exploration activities in 2007 (BLM, 2007).  This process resulted in a Finding of No Significant Impact (FONSI) and permitted 75 acres of disturbance for exploration activities.  The main issues were cultural resources, invasive non-native species, rangeland management, hazardous and solid wastes, water resources, and wetlands.  Historical hard-rock and placer mining activities did occur on the Property and there exists the possibility that unrecognized environmental liability may exist.  MGC also applied for and received reclamation permit (No. 0258) from the Nevada Division of Environmental Protection (NDEP) under the NRS and NAC 519A regulations.  Other targets in the area were drilled under Notices of Intent (NOI).  All of these permits and approvals were transferred to Barrick in 2009.

3.2	Operational Permits and Jurisdictions

MGC exploration activities are permitted under a Plan of Operations (POO) approved by the BLM in July 2007, and Reclamation Permit No. 0258 approved by the NDEP in December 2006.  The POO allows for up to 75 acres of disturbance subject to annual disturbance summaries, proposed work plans for the year, and associated bonding.  Currently the project is bonded at $276,556 for the POO area, which allows drilling disturbance within the POO boundary.  The disturbance and bonding level is updated annually.  Drilling of the Limerick, Golden Gate, Fitting, and American Canyon targets were operated under Notice of Intents, which are presently bonded collectively at $89,771.  All of these permits and approvals, and the bonds, were transferred to Barrick in 2009.  No additional permits are required at this stage of the project, although if disturbances beyond the currently approved 75 acres are necessary, a new or amended POO will be required, followed by the appropriate NEPA and state approval processes.

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

3.3	History and Ownership

Placer gold was discovered in Spring Valley Canyon in the 1880’s and has been mined intermittently since that time. A gold dredge operated in the eastern portion of the project area in the 1910’s and 1920’s.  The current Spring Valley resource lies in an alluvial-filled valley immediately west and upslope from the placer workings.

Modern exploration at Spring Valley began with 4 holes drilled by Kennecott in 1996.  Echo Bay acquired the property in 2000 and drilled the discovery hole in 2001.  MGC gained control of the property in 2003, and immediately began a drill program that continued through 2008.  MGC signed the Exploration Agreement with Barrick in 2009.  During the earn-in period Barrick is conducting exploration pursuant to the terms of the agreement while MGC maintains 100% control of the property.  Barrick has drilled 72 drill holes through the end of 2010 to better define the known mineralized area while continuing to test mineralized controls along strike to the north and south, and has indicated to MGC that it intends to continue exploration efforts on the project during the 2011 agreement year.

3.4	Geology

The Spring Valley gold deposit is a large tonnage deposit found in Permo-Triassic submarine volcanic rocks of the Koipato Group, including the Limerick Formation and Rochester Rhyolite.  The majority of the known Spring Valley mineral system is beneath an intermontane basin filled with post-mineral Quaternary alluvial deposits from 50 to 375 feet thick, thereby masking the bedrock.  The bedrock geology beneath the alluvial cover has been interpreted and compiled based on drill hole information.

The bedrock geology features a northeast trending zone of felsic volcanic and volcaniclastic rocks intruded by a feldspar porphyry intrusion.  The rhyolitic complex is interpreted as coeval with development of the Triassic-age Rochester and/or Weaver Rhyolites.

MGC, in its work through 2008, defined six distinct zones (Pond, Sill, Porphyry, North Hill, West Diatreme, and Valley Breccia) of gold mineralization hosted in argillic to quartz-sericite altered, felsic volcanic rocks, intrusive rocks, and breccias.  Mineralized zones are dominantly characterized by stockwork quartz veining and argillic to quartz-sericite-pyrite alteration.  Further exploration expanded the zones of mineralization such that the separate zones have essentially merged into a single mineralized zone.  Mineralization at Spring Valley remains open to the south, north and at depth.  The deposit is characterized as a porphyry gold system containing free gold, with mineralization and alteration occurring in the porphyritic intrusive rocks and in the overlying volcanic/volcaniclastic rocks.

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

3.5	Drilling and Exploration

To date, a total of 609 drill holes have been drilled on the project, representing 440,260 feet of drilling.  The Spring Valley resource area considered within this report contains a total of 519 holes totaling 410,250 feet, consisting of 443 (319,475 feet) reverse circulation drill holes and 76 (90,775 feet) core holes.  The remaining 90 holes were drilled on other exploration targets elsewhere on the Spring Valley property.  Exploration activities, sampling methods and sample preparation procedures, and security of samples have all been conducted to industry standards.

Kennecott and Echo Bay completed 25 drill holes totaling 14,813 feet between 1996 and 2002.  From 2003 to 2005, MGC completed 139 drill holes totaling 78,273 feet.  From 2006 to 2007, MGC completed 278 drill holes totaling 179,587 feet.  Barrick drilled 34 holes in 2009 and 36 holes in 2010 totaling 91,307 feet.

MGC and Barrick have conducted surface geological mapping and geochemistry over the property to help develop an understanding of the mineralizing environment of the system.    Geophysical surveys performed by contractors assisted in mapping areas of shallow alluvial cover and helped identify areas of potential mineralization beneath the cover.  Geochemical surveys in the areas surrounding Spring Valley have led to the discovery of mineralization along strike to the north and south of the main Spring Valley prospect area.

3.6	Metallurgy and Processing

Barrick contracted with McClelland labs in Sparks, Nevada to complete a detailed metallurgical testing program on thirteen drill core composites from Spring Valley. The composite samples representing four rock types and three oxidation states were tested by column leaching, bottle roll and gravity methods.

Column leach tests simulating heap leach conditions were conducted over 260 days, and yielded gold recoveries from 46% to 98% at an average of 73% for all materials tested. Individual results for the oxide, transition and reduced ores averaged 77%, 80% and 68% respectively.

Bottle roll tests were conducted for 96 hours on the thirteen samples ground to minus 1700, 300, 150, and 75 microns (10, 48, 100 and 200 mesh sizes); these recoveries were 62%, 91%, 94% and 95% respectively.

All 13 of the Spring Valley composites were amenable to gravity treatment at the feed sizes evaluated. Total gold recoveries ranged from 78% to 97% and averaged 86% across all materials tested.

Four samples representing reduced and oxidized material were selected for Bond Mill Work Index (BWi) determinations. The tests were completed by Philips Enterprises LLC of Golden, Colorado. The BWi ranged from 16.31 to 21.67 kW-hr/st.

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

Previous metallurgical testing at McClelland Laboratories of samples from six drill holes from the Pond and Sill zones was completed in 2006.  Gravity recoverable gold tests show that Spring Valley composites generally responded well to concentration using centrifugally enhanced gravity methods.  Gravity recoverable gold recoveries for nine composites with head grades greater than 0.030 oz/t gold were between 67.5 and 96.5%, with an average recovery of 87.9%, when adding recoveries from all size fractions.  Average recovery for the nine composites from the coarsest fraction (850μm) was 72.4%.  Gravity recoverable gold results tend to increase with increasing composite grade, which is not uncommon for free-milling gold material (McClelland, 2006).

Testwork by Glamis Gold in 2005 on three sulphide composites from the Porphyry Zone, one oxide composite from the Pond Zone and one oxide composite from the Sill Zone on coarse crushed (nominal 10 mesh) HQ core returned gold recoveries of 68%, 88%, and 44% from 96 hour bottle roll tests.  The same tests on nominal 200 mesh splits of the same material returned gold recoveries of 92%, 91% and 95%.

In 2002, Echo Bay had 144 hour bottle roll tests performed on composites of RVC cuttings from four drill holes in the Pond Zone.  Gold extractions on the nominal 10 mesh material ranged from 75 to 95%.

3.7	Mineral Resources

Gustavson Associates created a model for estimating mineral resources of the Spring Valley project from data provided by Barrick through MGC. Drillhole data representing collar coordinates, down hole surveys, sample assay intervals, and geologic logs were provided as electronic files. Geology surface maps and 3-dimensional geologic wireframes were also provided in electronic format.

The present database includes Barrick drilling from 2009 and 2010. To date, Barrick has completed drilling 72 exploration holes totaling 90,243 feet. The updated database differs from the earlier database used by MGC (LeLacheur et al., 2009), as it includes the lithology and alteration interpretations as interpreted by Barrick and MGC geologists, whereas the previous work did not include such information.

The drill hole spacing ranges from 50 feet to over 500 feet.  However, the holes are nominally on 150 foot centers within the main portion of the block model. The majority of the drilling has been focused in an area with a north-east trend that is approximately 5,500 feet long and 3,000 feet wide.

A Block model was created for the Spring Valley Project using blocks 25 feet wide by 25 feet long and 20 feet deep. Each block was assigned attributes of gold grade, mineral resource classification, rock density, tonnage factor, and estimation domain.

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

All of the domains were estimated and each block was assigned a classification of measured, indicated, or inferred. The resource classification of each block was based upon a factor of the number of composites and drill holes located within an anisotropic distance as established by the variogram ellipsoid for the domain being estimated.  The measured class required a minimum of 12 composites from at least 6 different drillholes within the elliptical search distance. The indicated class was set at 6 composites from at least 3 different drillholes, and inferred resources were estimated based off a minimum of a single sample within a full variogram range search distance.

An Inverse Distance Squared (ID2) algorithm was used to estimate grade for all domains. Each block was estimated using a minimum of 1 sample and maximum of 12 composites with no more than 2 samples coming from a single drill hole. The total mineral resource at Spring Valley is shown below in Table 3-1.

Table 3-1  Spring Valley Mineral Resource, May 2011

Measured Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	15,839	14,369	529,000	0.033	1.15
0.012 (0.41)	23,653	21,458	639,000	0.027	0.93
0.008 (0.27)	37,460	33,983	772,000	0.021	0.71
0.004 (0.14)	65,071	59,032	931,000	0.014	0.49

Indicated Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	19,512	17,701	632,000	0.032	1.11
0.012 (0.41)	30,594	27,755	783,000	0.026	0.88
0.008 (0.27)	50,684	45,980	983,000	0.019	0.66
0.004 (0.14)	94,570	85,793	1,229,000	0.013	0.45

Measured plus Indicated Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	35,351	32,070	1,161,000	0.033	1.13
0.012 (0.41)	54,247	49,213	1,422,000	0.026	0.90
0.008 (0.27)	88,144	79,964	1,755,000	0.020	0.68
0.004 (0.14)	159,641	144,825	2,160,000	0.014	0.46

Inferred Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	31,156	28,265	1,315,000	0.042	1.45
0.012 (0.41)	42,911	38,929	1,476,000	0.034	1.18
0.008 (0.27)	64,649	58,649	1,687,000	0.026	0.89
0.004 (0.14)	114,567	103,935	1,971,000	0.017	0.59

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Midway Gold Corp.	Summary
Spring Valley Project	NI 43-101 Technical Report

3.8	Infrastructure

Spring Valley is large enough to host an open pit mining operation.  Power lines cross the property and ground water is abundant.

MGC drilled two water wells to supply water for the exploration drilling under a temporary grant of water rights from the Nevada Division of Water Resources.

3.9	Conclusions and Recommendations

Exploration at Spring Valley is currently being conducted by Barrick Gold Exploration, Inc., a wholly owned subsidiary of Barrick Gold Corporation.  Barrick has indicated to MGC its intent to continue its evaluation and exploration of the project in 2011.

•	Develop a better understanding of the structural geology and its impact on the distribution of mineralization, alteration, and rock types.

•	Continue to improve procedures in sampling, preparation and assaying of drill samples.

•	As data becomes available MGC should continue to audit the exploration program, and update the geologic model.

•
Drilling should continue to test the extensions of mineralization to the north, south, and to depth, and in-fill drilling should continue in areas that are not completely defined to convert inferred mineralization to measured and indicated categories.

•	Continue metallurgical characterization work to identify potential treatment flowsheets that include gravity, heap leach, agitated leach and flotation.

Barrick is the operator of the project and has informed MGC that they intend to meet the required $7 million in expenditures this year to further advance the project.  While the exact breakdown of the budgeted expenditures is unknown, Gustavson estimates that a budget of $7 million is sufficient to perform a meaningful program at Spring Valley for a project at this stage of development.

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Midway Gold Corp.	Introduction
Spring Valley Project	NI 43-101 Technical Report

4.	INTRODUCTION

At the request of Midway Gold Corp., Gustavson Associates LLC (Gustavson) updated the mineral resource estimate and prepared this NI 43-101 compliant Technical Report for the Spring Valley project site in Pershing County, Nevada. The previous estimate was completed by MGC Resources in 2009.  Information from the previous NI43-101 that is used in this report is included here for full disclosure.

The Qualified Persons responsible for this report are:

•	William J. Crowl, R.G., Vice President, Mining Sector, Gustavson Associates

•	Donald E. Hulse, PE, VP Mining & Latin Business Development, Gustavson Associates

•	Terre A. Lane, Member AusIMM, Principal Mining Engineer, Gustavson Associates

•	Donald J. Baker, PhD., QP – MMSA, Associate Geologist, Gustavson Associates

•	Deepak Malhotra, PhD., Member AusIMM, President, RDi

4.1	Purpose and Basis of Report

This report was prepared by Gustavson for Midway Gold Corp. to update the mineral resource of the Spring Valley project.

Since the last NI 43-101 technical report, Barrick has completed an additional 72 holes of which 38 holes were reverse circulation (RC) drill holes and 34 were core drill holes.  The drilling consisted of in-fill holes to define the continuity of mineralization as well as step-out holes to test extent of mineralization.  In addition, new mapping and data compilation results helped to more clearly outline the deposit’s geology and mineralization style.

4.2	Personal Inspection

Dr. Donald J. Baker, Qualified Person and Associate Principal Geologist visited the site and performed a data review on February 24, 2011.  Terre A. Lane, Qualified Person and Associate Principal Mining Engineer, accompanied by Zachary Black, Geologic Engineer, EIT also inspected the site October 21-22, 2010.

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Midway Gold Corp.	Introduction
Spring Valley Project	NI 43-101 Technical Report

4.3	Units

Common Units

Above mean sea level	amsl
Cubic foot	feet3
Cubic inch	in3
Cubic yard	yd3
Day	d
Degree	°
Degrees Fahrenheit	°F
Foot	feet
Gallon	gal
Gallons per minute (US)	gpm
Grams per tonne	g/t
Greater than	>
Hectare	ha
Hour	h
Inch	"
Kilo (thousand)	k
Less than	<
Micrometre (micron)	µm
Milligram	mg
Ounces per ton	oz/t
Parts per billion	ppb
Parts per million	ppm
Percent	%
Pound(s)	lb
Short ton (2,000 lb)	st
Short ton (US)	t
Specific gravity	SG
Square foot	feet2
Square inch	in2
Yard	yd
Year (US)	yr

Metric Conversion Factors (divided by)

Short tons to tonnes	1.10231
Pounds to tonnes	2204.62
Ounces (Troy) to tonnes	32,150
Ounces (Troy) to kilograms	32.150
Ounces (Troy) to grams	0.03215
Ounces (Troy)/short ton to grams/tonne	0.02917
Acres to hectares	2.47105
Miles to kilometres	0.62137
Feet to metres	3.28084

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Midway Gold Corp.	Introduction
Spring Valley Project	NI 43-101 Technical Report

Abbreviations

American Society for Testing and Materials	ASTM
Absolute Relative Difference	ARD
Atomic Absorption Spectrometry	AAS
Bureau of Land Management	BLM
Canadian Institute of Mining and Metallurgy	CIM
Diamond Drill	DD
Global Positioning System	GPS
Internal Rate of Return	IRR
Metallic Screen Fire Assay	MSFA
National Instrument 43-101	NI 43-101
Nearest Neighbour	NN
Net Smelter Royalty	NSR
Net Present Value	NPV
Probability Assigned Constrained Kriging	PACK
Reverse Circulation	RC/RCV
Rock Quality Designation	RQD
Selective Mining Unit	SMU
Universal Transverse Mercator	UTM

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Midway Gold Corp.	Reliance on Other Experts
Spring Valley Project	NI 43-101 Technical Report

5.	RELIANCE ON OTHER EXPERTS

The authors of the report have taken reasonable care that the information in the report is accurate and suitable for inclusion.  Gustavson has relied on the information regarding the land agreements, options or claims and title provided by Mr. R.J. Smith, a Registered Landman of MGC.  Drilling activities were not in progress at the time of the site visits, however processes and procedures reported in this document result from observations of logging and sampling activities made during site visits, along with discussions held with on-site personnel.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

6.	PROPERTY DESCRIPTION AND LOCATION

6.1	Property Location

The Spring Valley property is located in Pershing County, Nevada 20 miles northeast of Lovelock within the Spring Valley Mining District.  It is situated three miles north of the Rochester silver-gold mine in the Humboldt Range.  MGC controls approximately 11,022 gross acres on 618 contiguous unpatented lode and placer mining claims and 1,701 gross acres of fee land.

The Property is located on the USGS Lovelock 1:100,000 scale topographic map and the USGS Rochester and Fitting 1:24,000 scale, 7.5 minute series quadrangle maps.  It is centered at latitude 40° 20’ North and longitude 118° 08’ west.  The principal area of known mineralization on the Spring Valley property is located within the southern half of Sections 34 and 35, Township 29 North, Range 34 East (T29N, R34E) Mount Diablo Base and Meridian (MDBM).  Mineralization also occurs at the Limerick target in Section 4, Township 28 North, Range 34 East (T28N, R34E) MDBM; at the Golden Gate target in Section 8, T28N, R34E; and at the American Canyon target in Section 14, T28N, R34E.

Unpatented mining claims are kept active through payment of a maintenance fee due on 31 August of each year. A complete listing of all claims on file with the Nevada Bureau of Land Management (BLM) and Pershing County, Nevada is available and will be provided upon request.

6.2	Agreements and Royalties

6.2.1	Barrick Agreement

On March 9, 2009, MGC executed a definitive agreement with Barrick Gold Exploration Inc., a wholly owned subsidiary of Barrick Gold Corporation, for the exploration, development, and eventual joint operating activities at the project. The agreement grants Barrick the exclusive right to earn 60% interest in the Spring Valley Project by spending US$30,000,000 on the property over five years. Barrick may increase its interest by 10% (70% total) by spending an additional US$8,000,000 in the year immediately after vesting at 60%. At MGC’s election, Barrick may also earn an additional 5% (75% total) by carrying MGC to a production decision and arranging financing for MGC’s share of mine construction expenses with the carrying and financing costs plus interest to be recouped by Barrick once production has been established.

6.2.2	Paul Schmidt Agreement

On August 31, 2007, MGC completed an option agreement with Mr. Paul Schmidt, whereby MGC acquired 100% of 44 unpatented mining claims (SV1 to SV 44), covering portions of Sections 33, 34, and 35, T29N, R34E, MDBM.  Schmidt retains an NSR royalty from commercial production over 500,000 ounces.  The royalty is on a sliding scale from 2% to 7% based upon gold price.  In addition, Schmidt is entitled to a 1% overriding royalty on NSR from commercial production on all lands owned by MGC or an affiliate and located outside, but within a one half (1/2) mile perimeter of the 44 claims described above.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

6.2.3	Echo Bay/Kinross Agreement

On September 1, 2003, MGC entered into an option agreement with Echo Bay/Kinross Gold Corporation to acquire 100% of 28 unpatented mining claims (SV 51 to SV 54; SV 60 to SV 83), covering portions of Sections 26 and 35, T29N, R34E, MDBM, subject to a 2% net smelter royalty on commercial production payable to Echo Bay/Kinross.  These claims are contiguous to the Schmidt claims.  Pursuant to the agreement MGC acquired an undivided 100% interest in the claims, subject only to a surviving 2% NSR royalty.  The remaining payments and minimum expenditures required on the claims are shown in Table 6-1.

6.2.4	Nevada Land and Resource Company Agreement

On September 7, 2005 MGC entered into a purchase and sale agreement to buy 544 acres of surface land adjacent to the Spring Valley property with Nevada Land and Resource Company, LLC (NLRC).  This property covers portions of Section 3, T28N, R34E, MDBM.  Upon execution of the agreement, MGC paid a total of US$34,142, together with a promissory note in the principal amount of US$76,188.  The promissory note was re-paid in February 2007.  NLRC did not retain a royalty, because a third party holds a mineral lease on this ground.

6.2.5	Coeur Rochester Agreement

On January 25, 2006, MGC entered into a purchase and sale agreement with Coeur Rochester, Inc. (Coeur) to acquire 100% of 101 unpatented mining claims (Crown Hills 7 to 10; HMS 4 to 6, HMS 84 to 87; IDA 12 to 23 and IDA 25; Porcupine 1 to Porcupine 11 and Porcupine 28; SDB 1 to 8; SHO 3 to SHO 59), covering portions of Sections 1-4, 8, 11, 14, 17, T28N, R34E, MDBM, and Section 35, T29N, R34E, MDBM.  Coeur retains a 3% NSR royalty on any production and sale of metals from the claims and a right of first refusal on third party sale of the claims.

6.2.6	Lamonte Duffy (I) Agreement

On April 25, 2006, MGC entered into a mineral lease agreement and option to purchase 12 unpatented lode mining claims (Duffy #5 to Duffy #8; SV 315 to SV 318; SV 337 to SV 340), covering portions of Section 4, T28N, R34E, MDBM, from Mr. Lamonte J. Duffy, for a series of annual payments as advances upon the 3% NSR royalties payable.  MGC has the option to purchase these claims for a total purchase of US$600,000. Any advance royalties paid will be credited against the purchase price.  The remaining payments and minimum expenditures required on the claims are shown in Table 6-2.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

Table 6-1  Remaining Payments for Claims under the Lamonte Duffy (I) Agreement

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
25 April 2009 and annually thereafter	36,000	0

6.2.7	Seymork Investments Agreement

On May 5, 2006, MGC completed a purchase of fractional land and mineral rights from Seymork Investments Ltd., comprising 920 gross acres covering portions of Sections 25, 37, and 35, T29N, R34E, MDBM (Seymork Parcels), subject to a 3% NSR royalty on any production and sale of metals from the lands.

6.2.8	Rowe and Stoeberl Agreement

On July 18, 2006, MGC entered into a mineral lease agreement and option to purchase 97 unpatented lode mining claims, of which 46 claims have been retained (PS 1 to PS 10, PS 20 to PS 22, PS 28 to PS 32, PS 34 to PS 40, PS 43 to PS 48, and PS 58 to PS 63), covering portions of Sections 5 and 6, T28N, R5E, MDBM, Sections 25 and 36, T29N, R34E, MDBM, and Sections 29, 30, and 31, T29N, R35E, MDBM, from Mr. Dave Rowe and Mr. Randall Stoeberl, for a series of annual payments as advances upon a 3% NSR royalties payable.  MGC has the option to purchase these claims for a total purchase of US$600,000.  Any advance royalties paid will be credited against the purchase price.  The remaining payments and minimum expenditures required on the claims are shown in Table 6-2.

Table 6-2  Remaining Payments for Claims under the Rowe and Stoeberl Agreement

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
18 July 2009 and annually thereafter	20,000	0

6.2.9	Sentman Agreement

On September 1, 2006, MGC purchased a 40 acre parcel, covering a portion of Section 35, T29N, R34E, MDBM, from Mr. Barry Sentman and Kerry S. Pilot.  Sentman and Pilot did not retain a royalty.

6.2.10	Lamonte Duffy (II) Agreement

On October 25, 2006, MGC entered into a mineral lease and option agreement to purchase six unpatented lode mining claims from Mr. Lamonte J. Duffy.  That agreement was terminated in 2008 and those claims are no longer part of the Spring Valley Project.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

6.2.11	Chabino Agreement

On October 30, 2006, MGC entered into a mineral lease agreement and option to purchase two unpatented mining claims (Freedom #1 and Freedom #2), covering portions of Section 35, T29N, R35E, MDBM, and Section 8, T28N, R34E, MDBM, from Mr. and Mrs. Dale and Diana Chabino, for a series of annual payments as advances upon a 3% NSR royalties payable.  MGC has the option to purchase each claim for a price of US$100,000.  Any advance royalties paid will be credited against the purchase price.  The remaining payments and minimum expenditures required on the claims are shown in Table 6-3.

Table 6-3  Remaining Payments for Claims under the Chabino Agreement

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
30 October 2009 and annually thereafter	6,000	0

6.2.12	George Duffy Agreement

On June 1, 2007, MGC entered into a mineral lease agreement and option to purchase two unpatented lode mining claims (Duffy #1 and Duffy #2), covering a portion of Section 4, T28N, R34E, MDBM, from Mr. George Duffy, for US$500,000.   To maintain the option, MGC must make monthly payments of US$1,000 (paid through to June 2008) and one-time payments of US$25,000 by June 1, 2009, US$150,000 by June 1, 2012, US$150,000 by June 1, 2014 and US$55,000 by June 1, 2017.   All payments shall be credited toward the purchase price.  The remaining payments and minimum expenditures required on the claims are shown in Table 6-4.

Table 6-4  Remaining Payments for Claims under the George Duffy Agreement

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
Commencing 1 June 2007	1,000 Monthly	0
1 June 2012	150,000	0
1 June 2014	150,000	0
1 June 2017	55,000	0

6.2.13	TGC Claims

On November 24, 2007, MGC received by deed from TGC Holdings Ltd. the DRY 1 to DRY 3 claims, covering portions of Section 1, T28N, R34E, and Section 6, T28N, R35E, MDBM.  There are no pending minimum expenditures or payments on these claims, nor was a royalty retained.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

6.2.1	Barrick Acquisitions

In late 2010, Barrick, on behalf of MGC, entered into two new agreements within the area of interest of the Exploration, Development, and Joint Operating Agreement:

a)	An option agreement with a third party for fee surface and mineral rights (76.4 gross acres). No royalty is payable and the remaining payments are shown in Table 6-5 below.

Table 6-5  Remaining Payments for Third Party Agreement (A)

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
15 September 2011	31,250	0
15 September 2011	31,250	0
15 September 2011	31,250	0

b)
A sub-lease and option agreement with a third party for mineral rights underlying the surface rights previously acquired by MGC from NLRC (as described above) and certain other mineral rights within the area of interest.  The agreement requires Barrick to spend a cumulative amount of $2,000,000 in work expenditures on the ground leased over a period of six years, and to make advance royalty payments as scheduled below, up to a cap of $2,500,000.  The advance royalty payments may be credited against a 3% NSR royalty payable from production on the area of the ground leased.

Table 6-6  Remaining Payments for Third Party Agreement (B)

Date Due (on or before)	Payment (US$)	Minimum Expenditures (US$)
2 December 2011		200,000
2 December 2012		200,000
2 December 2013		300,000
2 December 2014		300,000
2 December 2015		300,000
2 December 2016		700,000
2 December 2017 and annually thereafter up to $2.5M cap	100,000	0

6.2.2	Additional Claims

Over the years, MGC has staked additional unpatented lode and placer claims (SSV, SV, SVP SVR, SVB, and certain SHO and HMS claims), within and adjacent to the Spring Valley property that are without royalty burden.  However, some claims are subject to the 1% overriding royalty on NSR, being located within a one half (1/2) mile perimeter of the claims purchased from Mr. Paul Schmidt.

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Midway Gold Corp.	Property Description and Location
Spring Valley Project	NI 43-101 Technical Report

6.3	Environmental Liabilities

Environmental liabilities at the property are limited to the construction of drill pads and roads, drilling, closure and reclamation of the currently permitted drilling program.  This program is bonded with NDEP and the BLM.  As work plans detailing the work, and reclamation cost estimates utilizing the states Standardized Reclamation Cost Estimator (SRCE), or equivalent, are required, the bond is considered adequate for the liability.  Other potential environmental liabilities include the inadvertent impact of an unidentified cultural site, or the allowance of invasion by a weedy species.  The potential for impacting a cultural site or allowing the invasion of weedy species is considered low given the requirements for cultural surveys and the BLM’s Standard Operating Procedures (SOPs), which include general protection procedures to preclude weedy invasion.  The potential for impacts to rangeland, impacts due to a hazardous or solid waste release, impact to water resources or impacts to a wetland is considered extremely low given the permitting requirements, SOPs, and Barrick’s operating practices.  Therefore, environmental liabilities with the Spring Valley property are considered to be minimal to non-existent.

6.4	Permits

MGC exploration activities are permitted under a Plan of Operations (POO) approved by the BLM in July 2007, and Reclamation Permit No. 0258 approved by the NDEP in December 2006.  The POO allows for up to 75 acres of disturbance subject to annual disturbance summaries, proposed work plans for the year, and associated bonding.  Currently the project is bonded at $276,556 for the POO area, which allows drilling disturbance on approximately 24 acres within the POO boundary.  The disturbance and bonding level is updated annually.  Drilling of the Limerick, Golden Gate, Fitting, and American Canyon targets were operated under Notices of Intent (NOI), which are presently bonded cumulatively at $89,771.  All of these permits and approvals, and the bonds, were transferred to Barrick in 2009.  No additional permits are required at this stage of the project, although if disturbances beyond the currently approved 75 acres are necessary, a new or amended POO will be required, followed by the appropriate NEPA and state approval processes.

MGC drilled two water wells to supply water for the exploration drilling under a temporary grant of water rights from the Nevada Division of Water Resources.

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Midway Gold Corp.	Accessibility, Infrastructure and Physiography
Spring Valley Project	NI 43-101 Technical Report

7.	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

7.1	Accessibility

The Spring Valley property is accessed by Nevada State Highway 50 (also known as Limerick Canyon Road), which extends eastward from US Interstate 80.  Nevada State Highway 50 also serves as the main access to the Rochester Mine until a turnoff at Spring Valley Pass.  Once in Spring Valley, access to the various parts of the Property is by dirt road.  Alternatively, access is possible from the Buena Vista Valley to the east through Spring Valley Canyon on Nevada State Highway 50.

The nearest town to the Property is Lovelock, Nevada, which is situated along US Interstate 80 and hosts a population of 1,894 (Census 2010 data).  The nearest city is Reno, Nevada, approximately 120 miles to the southwest, which hosts a population of 225,221 (Census 2010 data).

7.2	Climate

The climate in the Spring Valley area is typical for northwestern Nevada.  Average monthly high temperatures range from 82 to 94° F in the summer and 42° to 55° F in the winter.  Yearly rainfall averages approximately 6 inches with nearly uniform distribution from October through June.  July, August, and September are typically hot and dry months; December, January, and February receive the bulk of the snowfall (Desert Research Institute, 2010).

Exploration is possible year round, although snow levels in winter and wet conditions in late autumn and in spring can make travel on dirt and gravel roads difficult.

7.3	Local Resources and Infrastructure

Power lines cross the property and ground water is abundant as evidenced by artesian wells in the main area of drilling. There is an adequate workforce in the surrounding region and the town of Lovelock.  Northern Nevada is home to many gold mining operations with all associated support and supplies.

7.4	Physiography

Spring Valley is a large (approximately two square miles) intermontane basin in the central part of the Humboldt Range.  The valley floor slopes gently to the east and ephemeral streams on its surface drain into Spring Valley Canyon at its eastern margin.  Elevation at the Property ranges from 5,120 to 6,040 feet above mean sea level and the topographic relief can be characterized as gentle to moderate.

Vegetation is typical of the Basin and Range physiographic province.  The Property is covered by sagebrush, grass, and various other desert shrubs.

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Midway Gold Corp.	History
Spring Valley Project	NI 43-101 Technical Report

8.	HISTORY

Gold, silver, lead, mercury, copper, antimony, and sericite-pyrophyllite have been produced from the Spring Valley Mining District since its discovery in 1868 (Tingley, 1992).  Placer gold was discovered in 1875 and was worked extensively during the period 1880-1890 (Johnson, 1977).  The placers are said to have been the most productive in Nevada: placer production from Spring Valley and American Canyons were estimated at $10 million (Ransome, 1909).  The gravel deposits were up to 100 feet in depth or more and the gold recovered from them was generally coarse, though fine-grained gold was present and likely more abundant (Johnson, 1977).

The Wabash lead-silver mine, located on the eastern margin of the Property, was worked during the period of 1935 to 1938.  Production recorded for 1938 was 170 tons of ore containing 1 oz gold, 6,774 oz silver, 651 lb copper, and 9,514 lb lead (Johnson, 1977).  Mineralization at the Wabash mine consists of argentiferous galena and sphalerite in the matrix of intensely brecciated rocks in a fault zone.

Mineral resource estimates for the Spring Valley gold placers and the Wabash mine are not available and these areas are not incorporated into the current Spring Valley mineral resource model.

The Rochester mine, located three miles south of the Spring Valley property, is the largest current mining operation in the area.  Over its 25 year mine life, Rochester has produced over 127 million ounces of silver and 1.5 million ounces of gold.  At year-end 2010, Proven and Probable Mineral Reserves measured 27.6 million ounces of silver and 247,400 ounces of gold (Coeur, 2011).  In August 2007, Rochester ceased mining operations and entered its residual leaching phase, which continued with metal recovery through 2010 (Coeur, 2008). Coeur Rochester has resumed construction and mining activities with new silver and gold production expected in the fourth quarter of 2011.

Modern exploration at Spring Valley began in 1996 by Kennecott. Four reverse circulation (RC) holes, totaling 2,220 feet, were drilled across the basin in an effort to discover the source of the placer gold in Spring Valley Canyon.  Hole KSV-2 intersected 40 feet grading 0.023 oz/t gold at the southeast edge of what is now known as the Pond Zone.

Echo Bay acquired the property in 2000 and drilled ESV-2, intersecting 145 feet grading 0.075 oz/t gold.  Subsequent drilling by Echo Bay focused on step-out drilling from ESV-2, coring the mineralized zone and drilling exploration targets to the northwest.  During the 2001-2002 drill campaign, Echo Bay completed 19 RC holes totaling 10,940 feet and 2 diamond drill (DDH) holes totaling 1,653 feet.

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Midway Gold Corp.	History
Spring Valley Project	NI 43-101 Technical Report

MGC acquired the property in 2003 after Kinross dropped the project following the acquisition of Echo Bay.  MDA (2003) produced a technical report for Midway in August 2003 that reviewed the status of the project up to and including the Echo Bay drilling.

Global Geologic Services Inc. (GGS) operated the project for Midway in 2003 and focused on expanding the area of mineralization in the Pond Zone.  During the 2003 drill campaign, Midway completed 26 RC holes totaling 21,530 feet and 2 DDH holes totaling 1,769 feet.

MDA (2004) produced a follow-up technical report for MGC in September 2004 following MGC’s 2003 drill campaign.  Pitard (2004) reviewed MGC’s sampling practices and as a result, many of Pitard’s recommendations were incorporated into the sampling protocol.

MGC staff geologists took over the execution of the exploration program from GGS in late 2004 and discovered the Porphyry and Sill zones in 2005.  During the 2004-2005 drill campaign, MGC drilled 90 RC holes totaling 44,965 feet and 21 DDH holes totaling 10,008.7 feet.  MGC focused on definition of the Sill and Porphyry zones and drilling of exploration targets in the east and west margins of the Property, including the West Diatreme and Ring Zone targets.  All core holes from this campaign were drilled in the mineral resource area (Pond, Sill and Porphyry zones) as were 65 of the 90 RVC holes.

In December 2005, samples from five RVC and three PQ diameter DDH holes were delivered to McClelland Laboratories in Reno, Nevada for preliminary metallurgical testwork.  Gravity Recoverable Gold (GRG) recoveries for nine composites with head grades greater than 0.03 oz/t gold were between 67.5 and 96.5%, with an average recovery of 87.9%, when adding recoveries from all size fractions.  Average recovery for the nine composites from the coarsest fraction (850μm) was 72.4%.  GRG recoveries tend to increase with increasing composite grade, which is not uncommon for free-milling gold material.

In June 2006, AMEC completed a NI 43-101 compliant mineral resource estimate and technical report on the Spring Valley property.  Mineral resources estimated from drilling through 2005 included approximately 10.0 Mt of Measured plus Indicated Mineral Resources grading 0.024 oz/t gold for 239,143 ounces of gold and 7.8 Mt of Inferred Mineral Resources grading 0.025 oz/t gold for 195,375 ounces of gold.

During 2006 and 2007, MGC drilled an additional 161,000 ft of RVC and DDH drilling at Spring Valley, principally in the Porphyry, North Hill, and West Diatreme areas.  In 2006, MGC also identified three areas separate from the Spring Valley resource area, as prospective for gold and silver mineralization.  MGC drilled a total of 66 RVC holes totaling over 17,000 ft during 2006 and 2007 in these areas, named the Limerick, Golden Gate, and American Canyon prospects.  Significant geological mapping and geochemical sampling was conducted on the Spring Valley prospect area as well as the Limerick, Golden Gate, and American Canyon prospects during the 2006 and 2007 field seasons.

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Midway Gold Corp.	History
Spring Valley Project	NI 43-101 Technical Report

During the 2007 field season, several other areas on the Property were worked through geological mapping, geochemical sampling, and RC drilling.  In October 2007, MGC commissioned AMEC to develop an updated mineral resource estimate for the Spring Valley property, conforming to Canadian National Instrument 43-101.

In 2008, MGC conducted additional drilling at Spring Valley, including 65 holes (6 core, 59 RC) in the resource area totaling 61,945 feet, and 22 holes in outlying exploration target areas (10,605 feet).

In March, 2009, Barrick and MGC executed an exploration agreement with option to joint venture.  Since execution of the agreement, Barrick has completed 72 drill holes (34 core, 38 RC) totaling 91,307 feet, and completed significant metallurgical test work.

May 24, 2011	20

Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

9.	GEOLOGICAL SETTING

9.1	Regional Geologic Setting

The Spring Valley property is located in the Humboldt Range, a north-south oriented, up-thrown fault block (horst) bounded on the west by the Humboldt River valley and on the east by Buena Vista Valley.  Quaternary alluvial deposits fill the intermontane basins and alluvial valleys.

The bedrock geology of the Humboldt range within 20 miles of the Spring Valley property consists of Triassic shales and carbonate rocks, a thick sequence of Permo-Triassic intermediate to felsic volcanic rocks, and a north-south trending belt of Tertiary volcanic rocks (Figure 9-1).  Triassic leucogranite and Cretaceous granodiorite locally intrude the Permo-Triassic volcanic package.

The oldest rocks exposed in the central Humboldt Range are a series of Permo-Triassic volcanic and metavolcanic rocks, named the Koipato Group, that include, from oldest to youngest, the Limerick Greenstone, the Rochester Rhyolite, the Weaver Rhyolite, and their intrusive equivalents (rhyolite porphyry and leucogranite).  The Koipato Group is interpreted as representing bimodal volcanism in a back-arc setting that was subsequently accreted onto the continental margin (LeLacheur et al., 2009).  Contacts of the Koipato Group with the Triassic Natchez Pass and Prida Limestones to the north, west and on the eastern flank of the range are all fault contacts.  Cretaceous granodiorite locally intrudes the Permo-Triassic units.  Quaternary alluvial and colluvial deposits unconformably overlie the older bedrock units.  North-south, north-northwest, and north-northeast normal faults are the dominant structural features in the region.

The Humboldt Range in the region surrounding the Spring Valley project is well-mineralized.  Styles of mineralization in the central Humboldt Range include base and precious metal vein and vein-stockwork mineralization and Tertiary sediment-hosted gold deposits.  Examples of vein/vein stockwork systems include Spring Valley, Rochester, Nevada Packard, the Unionville district and the Dun Glen district.  Examples of Tertiary sediment-hosted gold mineralization in the region include Florida Canyon, Relief Canyon, Standard, and Willard.

Figure 9-2 provides a stratigraphic column of the Koipato Group in this section of the Humboldt Range, as well as the stratigraphic position of mineralization at each of Spring Valley, Rochester and Nevada Packard.

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

1 Florida Canyon Gold Mine
2 Standard Gold Mine
3 Rochester Silver Mine
4 Nevada-Packard Silver Mine
5 Relief Canyon Gold
6 Willard Gold Mine
To Winnemucca
Elliot Range
East Range
Trinity Range
Buena Vista Valley
Humboldt Range
Unionville
Spring Valley
Lovelock
I-80
Blackridge Fault
Qal
PFrk
Ptrk
Trs
Trc
Ki
PTrk
Trlgr
Tv
N
SCALE: 1:500000
0
10
20
MILES
EXPLANATION
Qal Alluvium
Tv Tertiary Volcanics
Ki Cretaceous Intrusive Rocks
Trs Triassic Shales
Trc Triassic Carbonate Rocks
Trlgr Triassic Leucogranite
Ptrk Permian - Triassic Koipate Group
MIDWAY GOLD CORP.
Spring Valley Project, Nevada

Figure 9-1  Geology of the Humboldt Range

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

Figure 9-2  Spring Valley Stratigraphic Column

9.2	Local Geologic Setting

The known Spring Valley mineral system is beneath an intermontane basin filled with post-mineral Quaternary alluvial deposits, thereby masking the bedrock geology immediately overlying or containing the mineralization.  At the scale of the Spring Valley property position, the bedrock units are distributed in blocks aligned approximately north-south.  The bedrock geology is dominated by the Limerick Formation in the western one-third of the property, the Rochester Formation in the central and eastern half of the property, and the Natches Patch Limestone in the extreme northeast corner of the property (Figure 9-3).  At this scale, the geology is segmented by a number of faults: a relatively older north to northeast trending set including the West Spring Valley, Limerick and Black Ridge Faults; and, northwest trending, steeply dipping cross faults with oblique or lateral offsets that displace the older north to northeast trending faults.  The West Spring Valley fault is interpreted as a steeply east dipping normal fault, whereas the Black Ridge and Limerick faults are interpreted as moderate to high angle normal faults with westerly dips.  The Limerick fault may be listric in character, with flattening dip at depth.  East-west and northeasterly faults are also mapped, but are not part of the predominant fabric on the property.

May 24, 2011	23

Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

The bedrock geology beneath the Quaternary alluvial cover has been interpreted and compiled by MGC and other workers based on drill hole information.  The surficial and subsurface bedrock geology within the Spring Valley intermontane basin is described below as modified from Stiles (2008), LeLacheur et al. (2009), Neal (2004), and Griffith and Ristorcelli (2004).

The Spring Valley basin is completely covered by between 50 and 375 feet of Quaternary alluvium, consisting mainly of valley fill gravels and mud flow deposits (Figure 9-4).  Bedrock geology beneath the alluvium features northeast trending felsic volcanic and volcaniclastic rocks intruded by a feldspar porphyry intrusion at depth (Figure 9-4).  The rhyolitic vent complex is interpreted as coeval with development of the Rochester and/or Weaver Rhyolites, and is thereby believed to be Triassic in age.

Structures in the alluvium covered area are interpreted primarily from logging of drill core and chips and, to a lesser degree, from geophysical surveys, mapping and projection of faults observed in the hills surrounding the basin.  Faults within the alluvium covered area are difficult to document, although offsets in geologic units and/or trends of mineralized/altered zones and gold grade distributions are locally observed or necessitated in construction of geologic cross sections, and gold grade computer models.  Many faults appear to have complex, long-lived histories, and may have existed prior to or synchronous with the emplacement of the Spring Valley rhyolitic vent complex, with reactivations during the accretion of the back-arc Koipato Group, and Basin and Range development.  Many structures thereby appear syn- to late-mineral relative to alteration, mineralization and intrusion.  The lack of detail regarding the timing and location of significant structures impacts the modeling of the associated gold mineralization, making determination of modeling domains difficult.  Gustavson recommends a better understanding of the structural geology and its impact on the distribution of mineralization, alteration, and rock types be developed.

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

EXPLANATION
Ti Tertiary Intrusives
Pp Plagioclase Porphyry
Wf Weaver Formation
Bfp Biotite Feldspar Formation
Qfp Quartz Feldspar Porphyry
Rf Rochester Formation
Lf Limerick Formation
Npls Natches Pass Limestone
RF Range Front Fault
L Limerick Fault
BR Black Ridge Fault
WSV West Spring Valley Fault
HUMBOLDT
RANGE
10,000
Feet
N

MIDWAY GOLD CORP.

Spring Valley Project, Nevada

BEDROCK GEOLOGY

March, 2009

Figure 9-3  Bedrock Geology Map of the Spring Valley Project

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

Figure 9-4  Conceptual Geologic Cross Section through Spring Valley

9.3	Lithologic Units

Lithologies recognized under the alluvium covered area at the Spring Valley prospect are shown in conceptual cross section in Figure 9-4, and are listed below.  Mineralized areas identified by MGC in its drilling campaigns within the Spring Valley project are presented in Figure 9-5.  These area names are in less use as recent work has effectively merged the mineralized areas.

Quaternary Alluvium (Qal):  Alluvial gravels with coarse angular clasts of local lithologies cover much of the intermontane basin.  Placer mineralization has been identified in places at the base of this unit but this mineralization is not included in the mineral resource estimate.

Limerick Greenstone:

The Limerick Greenstone is comprised of a thick pile of intermediate to mafic flows and interbedded volcaniclastic sediments. The base of the sequence is not exposed on the project. Felsic sills and dikes intrude the greenstone. Small felsic flow domes of the Rochester Rhyolite are present in the upper part of the Limerick sequence.

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

At Spring Valley, the Limerick Greenstone can be divided into an upper greywacke, andesite flows, and intrusive gabbro. The upper greywacke is a fine- to coarse-grained, gray-green, chlorite-altered sandstone and mudstone. It has local cross bedding and variable thicknesses of fining-upward sequences that are common to submarine turbidite deposits.  Thin interbeds of boulder-to-cobble conglomerate become increasingly common toward the top of the unit.

Underlying the greywacke is dark gray to black, fine-grained, conchoidally fractured andesite.  This andesite has local phenocrysts of hornblende or plagioclase.  Lithophysae are locally common. A dark green, fine grained mafic intrusive or gabbro is observed within the andesitic sequence. These sills or dikes contain fine crystals of hornblende and/or pyroxene and, less commonly, plagioclase.  No large bodies of this unit have been identified to date.

All of the greenstone rocks have a weak metamorphic overprint of gray sericite, gray-green chlorite, and minor green epidote. The green coloration is caused by a strong chlorite content that may have formed as a regional propylitic alteration. Foliation is poorly developed on the east side of Spring Valley. A more pronounced phyllitic foliation is observed on the west side of the valley. Veins and local replacement pods of calcite are common and may be related to mineralization. Quartz-carbonate-chlorite veining is common. The chlorite in the veins appears to be psuedomorphs after tourmaline. These veins do not usually carry gold.

Rochester Rhyolite

The Rochester Rhyolite is comprised of massive and flow banded rhyolite flows, flow domes, tuffs, tuffaceous sediments, and a coarse, volcanic-derived breccia interpreted to be part of a diatreme vent or eruption apron.  All of these rocks have a high K-feldspar content. Felsic dikes and sills which are found throughout the Rochester are thought to be intrusive equivalents to the volcanic flows.

Lithologies identified from drilling within the Rochester at Spring Valley include:

Upper Rhyolite

The upper rhyolite is a dark brown to orange, massive rhyolite. Small plagioclase phenocrysts, larger K-feldspar phenocrysts and, rarely, small quartz phenocrysts are in a matrix of microcrystalline quartz and K-feldspar. Thin interbeds of tuffaceous sandstones or conglomerate are common. K-feldspar spherulites (up to 3 cm across), lithic fragments (up to 1-2 cm across), and more rarely, flow-banding are locally present within the unit.  Perlitic cracks in the matrix were observed in thin section. In outcrop, this unit is locally bleached, or moderately sericitized, and weathers to a burnt brown color.  The top of the unit has been removed by erosion, but in the area drilled the remaining unit is between 250 and 300 feet thick. A bed of agglomerate mapped north of Spring Valley is part of this unit.

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Midway Gold Corp.	Geological Setting
Spring Valley Project	NI 43-101 Technical Report

Siltstone

Directly beneath the upper rhyolite is 50 to 150 feet of white to gray-brown thinly bedded siltstone or fine sandstone.  It is locally cross-bedded and has local graded bedding. Distribution of the siltstone in drill holes suggests it was deposited in a shallow lake or sea that formed between flow events.  The unit contains abundant fine grained, disseminated tourmaline needles.

WT Rhyolite

The WT rhyolite is a dark gray, dark purple or dark-brown banded rhyolite that is a distinctive marker horizon in parts of the project.  The unit is characterized by distinctive irregular and discontinuous flow banding that is often contorted. The flow banding forms from layers of darker gray microcrystalline quartz and K-feldspar alternating with lighter gray layers of mostly microcrystalline K-feldspar

The planar orientation of the flow banding where measured in outcrop or seen in oriented core commonly strikes 170°-190° with a near vertical dip. This is nearly perpendicular to the bedding orientation. In portions of the project area, the upper part of this unit is a massive, gray, lithic rhyolite with barely visible flow banding. Near mineralized areas, the flow banding is very pronounced where it is exaggerated by hydrothermal alteration.

Breccia/Conglomerate

Underlying the WT Rhyolite is a breccia with large rounded to subangular clasts in a matrix of smaller rock fragments. It is largely clast-supported, and poorly sorted. Clasts include fragments of silicified limestone and a variety of intrusive and extrusive igneous rocks not seen elsewhere in Spring Valley, as well as local units. In one area, the breccia cuts upward through the WT rhyolite and part of the siltstone. Fragments of these rock types were observed deeper in the breccia. This feature was interpreted as a diatreme and was the focus of drilling in the early stages of the project. Adjacent to the pipe, breccia is conformably overlain by the WT rhyolite and is interpreted to be an eruption apron. The base of the breccia has been obliterated by intrusion of feldspar porphyry.

Intrusive rocks

The Rochester Rhyolite and Limerick Greenstone were intruded by a shallow, hypabyssal intrusion that underlies the volcanic rocks throughout most of Spring Valley. The intrusion has distinct feldspar phenocrysts in a fine-grained matrix and has been designated as the feldspar porphyry (FP). The top of the intrusion is very irregular and includes apophyses that form sills and dikes that extend into faults, and along contacts of the Limerick and Rochester rocks. The eastern margin of the intrusion formed a west-dipping sill along the Limerick fault between the Limerick Greenstone and Rochester Rhyolite. This sill is strongly mineralized.

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Hand samples of the feldspar porphyry intrusion are dark brown or gray, with medium-grained, white feldspar phenocrysts in an aphanitic matrix. Fine-grained, black biotite phenocrysts are also usually present. The feldspar porphyry has not been dated isotopically, but textures and composition are similar to the Rochester Rhyolite.  Other workers (Wallace, 1969) have mapped similar rocks in surface outcrop as being coeval with the Rochester Rhyolite.

West of Spring Valley a swarm of quartz feldspar porphyry sills cut the Limerick Greenstone. The sills have feldspar phenocrysts in a greenish aphanitic groundmass and locally contain fine grained quartz phenocrysts. Many of the sills have sericitic alteration and fine grained disseminated limonite after pyrite cubes. The sills consistently host sheeted quartz and quartz-tourmaline veins with anomalous gold values. These sills are similar in character to the sill on the eastern margin of the deposit area that grades into the feldspar porphyry in zones of strong alteration and gold mineralization.

Intrusive bodies of biotite-feldspar porphyry and plagioclase porphyry are found north and east of Spring Valley. These are thought to be related to the feldspar porphyry or Rochester Rhyolite, but are not mineralized nor well studied.

Several small intrusive bodies east of the resource area are believed to be late-Cretaceous to Tertiary in age. Small exposures of hornblende diorite, monzonite, and granodiorite are surrounded by hornfelsed volcanic rocks. The hornblende diorite is a fine-grained porphyritic intrusion with up to 15 percent, black, amphibole phenocrysts, in a very fine grained groundmass. The amphiboles are relatively unaltered and surrounded by a thin rim of ragged biotite. The amphiboles are intergrown with plagioclase and pyroxene phenocrysts in a fine-grained groundmass of plagioclase microlites and K-feldspar, with accessory magnetite. The magnetic signature of the hornblende diorite suggests that it could be over 800 meters across in the subsurface. Hornblende diorite with strong yellow-green sericite alteration of the hornblende has been observed adjacent to feldspar porphyry in deep drill samples on the east side of the gold occurrence.

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Figure 9-5  Spring Valley Mineralized Zones

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10.	DEPOSIT TYPES

MGC interprets Spring Valley to be a porphyry style gold deposit related to an intrusive felsic environment.

Gold mineralization is hosted in the apex of a high-potassium feldspar porphyry intrusive and in the overlying felsic volcanic cap rocks.  The mineralization is associated with relatively thin, crystalline quartz veins that have large alteration selvages. In areas of dense quartz veining, the alteration selvages coalesce into regions of pervasively altered and veined rock. The type of veining and alteration, as well as the distribution of mineralization, suggest the deposit formed from fluids that exsolved from the parent magma of the feldspar porphyry.

Mineralization at Spring Valley is hosted lower in the stratigraphic sequence and contains very little silver or base metal mineralization.  The silver-gold ratio of Spring Valley mineralization is very low, in contrast to the Rochester mineralization.  No significant variation in silver or base metal content has been reported among the various mineralized zones at Spring Valley.

Gold in gravels immediately above the bedrock-alluvium contact has been intersected in drill holes in several zones, indicating that placer gold deposits exist at and above the paleo-bedrock surface in the Spring Valley mineral resource area.  Gustavson has not included an evaluation of the placer style deposits in this report.

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11.	MINERALIZATION

11.1	Mineralization Style

Quartz veining, alteration, and gold mineralization at Spring Valley are irregularly distributed throughout the favorable host rock area (Figure 11-1).  Large intervals of dense quartz veining and pervasive alteration are interspersed with unmineralized and unaltered country rock.

Gold has been observed in quartz veins and adjacent alteration selvages as disseminated free gold. Free gold is likely deposited on fracture surfaces as well.  Relatively coarse gold (30 to 90 microns) is common and can be observed as free gold liberated by drilling (Figures 11-2 to 11-4).  Most quartz veinlets are in the ½ inch to 4 inch size range with associated alteration selvages of a few feet to tens of feet wide, varying to areas of dense quartz veining with pervasive alteration.

The quartz veins are translucent, intergrown, coarse quartz crystals with few if any open spaces or fissures. In combination with the relatively much larger alteration selvages, the character of these veins suggests a mesothermal or plutonic origin. Epithermal-style veins, which are commonly characterized by milky, chalcedonic, or banded appearance, with crystal lined open spaces, have not been observed at Spring Valley.

Quartz veins commonly contain pyrite (2-10%), less commonly galena and traces of sphalerite, magnetite and visible gold.  From a limited amount of trace element data collected from drill samples, there are low levels (a few tens of parts per million above background) of anomalous lead, zinc, and arsenic associated with the gold mineralization.

11.2	Alteration

There are several distinct types of alteration associated with the quartz veins at Spring Valley, as listed below:

1)	Pervasive to fracture controlled quartz-sericite and quartz-sericite-pyrite alteration

2)	Strong pervasive to fracture controlled argillic alteration

3)	Very strong clay and clay breccia formation

4)	Pervasive to fracture controlled iron-carbonate alteration

5)	Pervasive to fracture-controlled hematite-quartz alteration

Gold zones are most pronounced in the quartz-sericite-pyrite zones and in the pervasive argillic zones, although gold is found in every alteration type.

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Other types of alteration include quartz-tourmaline, and potassic. Tourmaline occurs as disseminated crystals in sediments and the diatreme breccia and as quartz-tourmaline veins. While gold is found in some quartz-tourmaline veins, tourmaline generally is not correlated with the gold. Locally, the introduction or remobilization of potassium is seen by fresh overgrowths on feldspar or fine secondary biotite.  This potassic alteration style may be much more extensive than currently understood due to the high potassium content of the Rochester Rhyolite which may mask the introduction of new potassium as an alteration product.

Carbonate alteration of the Limerick Formation greenstone rocks was observed locally adjacent to the Limerick fault.  No direct correlation of carbonate alteration with gold mineralization was noted.

Figure 11-1  Spring Valley Conceptual Cross Section

(Gold mineralization in red)

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Figure 11-2  Coarse Gold from SV08-435 Drilled in the Big Leap Zone

Figure 11-3  Coarse Gold from SV08-410 at 310’

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Figure 11-4  Coarse Gold from SV08-436 Drilled at the South End of the Big Leap

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11.3	Geometry of Mineralization

The gold mineralization forms an irregularly-shaped cap encompassing at least the upper portions of the feldspar porphyry and significant volumes of the overlying or adjacent lithologies.  The feldspar porphyry contact is very irregular.  It was emplaced into a series of faults and irregular contacts, and it has been further displaced by later fault movements.  Overall the mineralization trends N20E to N30E and has the appearance of plunging 5-10 degrees to the north, though some of this plunge may be due to later fault-block subsidence.

Mineralization has been intercepted in drilling over a strike length of 5,000 feet and is open in both strike directions.  Mineralization averages about 3,000 feet wide.  The shallowest mineralization is found at the top of bedrock beneath 50 feet of alluvium.  Deep core drilling has intersected gold mineralization as deep as 1,500 feet below the surface.

Quartz vein strike and dip directions recorded from oriented drill core show several distinct orientations.  The most prominent orientation strikes N74E, dipping 60 degrees south.  This principle vein orientation is oblique to the overall trend of the gold mineralization at Spring Valley.

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12.	EXPLORATION

Exploration work carried out by MGC and Barrick on the Spring Valley property has been and continues to be dominated by drilling.  MGC and Barrick have conducted extensive geological mapping and surface geochemical sampling campaigns in the surrounding hills and have conducted limited geophysical surveys in the basin to guide drilling.  Early exploration work by previous operators included small-scale surface geochemical, geophysical surveys and drilling.

12.1	Pre-MGC Exploration

Previous operators explored the Spring Valley property using geophysics, geochemistry, and drilling.  The exploration history of the Property is included in Section 6, History.  Exploration work carried out by previous operators is summarized in Table 12-1.

A total of 25 drill holes totaling 14,813 feet were completed at the Property by Kennecott and Echo Bay from 1996 to 2002.  A summary of the exploration drilling by Kennecott and Echo Bay at Spring Valley provided in Section 11, Drilling.

Table 12-1  Summary of Exploration Programs by Previous Operators on the Spring Valley Property

Year	Company	Activity	Description of Work
1996	Kennecott	Drilling	Drilled four holes exploring for source of placer gold in Spring Valley Canyon.
2000	Echo Bay	Mapping and sampling	Geologic mapping of hills at 1:6000 scale
2000	Echo Bay	Geophysics	A gravity and IP/resistivity survey conducted by Zonge Geosciences Inc.
2001	Echo Bay	Drilling	Seven RC holes drilled discovering Pond Zone mineralization
2001	Echo Bay	Geophysics	Ground magnetics survey conducted by Geodetic Associates Inc.
2002	Echo Bay	Drilling	Twelve RC and two core holes drilled in Pond Zone and property exploration
2002	Echo Bay	Geochemistry	Orientation soil survey carried out in hills to east with no significant results

12.2	MGC Exploration

MGC has been active in all phases of exploration work on the Spring Valley property since acquiring the project in 2003, and prior to consummating the exploration agreement with option to joint venture with Barrick Gold Exploration Inc. in early 2009.  Surface geochemistry, geologic mapping, and geophysical surveys have all helped to identify drill targets both proximal to the Spring Valley discovery and in new exploration targets spread over the property.  MGC drill-tested four additional exploration targets on the property between 2003 and 2009.

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12.2.1	Surface Geochemistry

Limited rock and soil sampling were carried out prior to 2006, largely on the margins of the Spring Valley discovery area.   An extensive program of 5,302 soil samples was made over the entire property in 2006 and 2007. Soils were sieved to the -10+80 mesh size fraction and assayed at ALS Chemex for gold by standard fire assay methods on a 30g subsample and an additional 50 elements by aqua regia digestion of a 0.5 gram subsample and ICP finish.

12.2.2	Rock Samples

Between 2006 and 2007, MGC collected a total of 354 rock samples.  In 2008, MGC collected an additional 91 rock samples.  Rock chip samples were taken during reconnaissance geological traverses, prospect mapping and target delineation. Rock chip samples were crushed to 70% passing 2mm with a nominal 250 gram split pulverized to 85% passing 75μm, and assayed by the same procedures as the soil samples.

12.2.3	Geological Mapping

Reconnaissance geological mapping was first conducted by MGC geologists in 2004.  A more extensive 1:5000-scale mapping program of six square miles surrounding the Spring Valley prospect area was completed in 2007 by James Ashleman of Spokane, Washington, consultant to MGC (Ashleman, 2007).  This mapping was conducted primarily along the hills to the north and east, and along exposures to the south in the Gold Mountain area and the ridge between Dry Gulch and Spring Valley.

Detailed mapping of selected exploration target areas has also been carried out. These include the Limerick, Golden Gate, American Canyon and Fitting exploration targets (Figure 12-1).  Other undrilled targets have been mapped or are in the process of being mapped.

Mapping has helped to clarify the property geological setting, identified structural trends helpful in targeting drilling in the Spring Valley resource area, and has identified prospective areas for follow-up exploration work.

12.2.4	Geophysical Surveys

In 2003, Zonge Geosciences of Reno, Nevada conducted a 14 line CSAMT survey over the property.  J.L. Wright Geophysics of Spring Creek, Nevada, interpreted the results.  Several anomalous features were interpreted to represent silicified bodies at depth (Wright, 2004).

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Spring Valley Resource Area
Fitting Cyn. Prospect
Limerick Prospect
Golden Gate Prospect
American Cyn. Prospect
Explanation
Spring Valley Land
Spring Valley Drilling
Fitting Drilling
Golden Gate Drilling
American Canyon Drilling
Limerick Drilling
N
1:50,000
10,000
Feet
PROJECTION: UTM NAD 27 ZONE 11
MIDWAY GOLD CORP.
Spring Valley
Drilling Map
December 2008

Figure 12-1  Map of Spring Valley Exploration Targets

In 2006, MGC contracted Geophysical and Geodetic Services of Reno, Nevada for a 97 station gravity survey. J.L. Wright Geophysics compiled this gravity data with data from previous work and from outside sources (Wright, 2006).

The results of the geophysics, geologic mapping and geochemical surveys have helped to indentify exploration targets on the property additional to the Spring Valley target.  To date four of these project areas have been drilled (Figure 12-1).  These exploration targets areas include Golden Gate, American Canyon, Limerick, and Fitting.

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12.3	Exploration Target Areas

12.3.1	Limerick

The Limerick target area is located on the north side the Limerick Basin and is comprised chiefly of Limerick Andesite cut by rhyolitic sill-like bodies commonly containing quartz and quartz-tourmaline veins, sheeted veins and vein stock works.  Significant coarse gold was found by MGC geologists in historical workings in the Limerick target area in altered and veined rhyolite.  Historic placer workings are found down-gradient from this mineralization.

Geological mapping  and assay results from approximately 325 soil samples and 60 rock-chip samples were used to evaluate the Limerick exploration target prior to drilling. MGC completed 20 reverse circulation (“RC”) holes totaling 6,940 feet in 2006, 36 RC holes totaling 6,150 feet in 2007, and an additional six drill holes totaling 3,000 feet in 2008.

Intercepts indicate that mineralization is restricted to a shallow, relatively thin, rhyolite sill. A larger bedrock source or feeder system has not yet been identified.  Coarse gold at the Limerick prospect is difficult to sample adequately by conventional drilling methods. Alternative methods to evaluate this prospect, such as bulk sampling of historical workings, may be useful to future exploration work.

12.3.2	Golden Gate

The Golden Gate exploration target is located on the south rim of Limerick Basin and was identified from geological mapping and soil sampling.  Altered rhyolite sills in contact with Limerick Andesite, similar in occurrence to the Limerick target area, host quartz and quartz tourmaline veins.  Reconnaissance-level geological mapping, and assay results from soil samples and rock chip samples were used to evaluate the target.  An area of strong quartz veins and anomalous gold values in soil and rock samples were tested with four RC drill holes in 2007.  The four holes, inclined to the east, intercepted very weak quartz veining in Limerick formation rocks and did not intercept the rhyolitic rocks.  No significant intercepts were encountered.

12.3.3	American Canyon

The American Canyon prospect area is located at the head of the American Canyon placers, in the southeast part of the Spring Valley property.  During 2006 and 2007, MGC collected approximately 481 soil samples and 60 rock chip samples in the area.  In 2007, six RC holes totaling 2,305 feet were completed, and two holes intercepted silver mineralization in silicified limestone rocks interbedded between two shale layers. This apparent stratabound silver mineralization is untested to the north and down dip to the east.

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12.3.4	Fitting Target

The Fitting Canyon target is located two miles east of Spring Valley.  Exploration targeted potential mineralization along the range front fault and possible disseminated mineralization in the Triassic carbonate rocks adjacent to the fault.  Soil anomalies of arsenic and antimony with weak mercury occur over a one mile by half mile area of variably de-calcified carbonate rocks. Magnetic data suggested that a Tertiary intrusive extended under the carbonates. Several shafts, adits, and prospect pits occur along the strike of the range front fault.  The 2008 drill program included 16 short RC holes totaling 7,605 feet, to test these targets. Most of the 2008 drilling had negative results.  However, anomalous gold values were discovered in an unaltered intrusive beneath the carbonate rocks, but has not been followed up on as of the date of this report.

12.4	Barrick Exploration

Barrick conducted substantial exploration programs in the main mineralized area at Spring Valley in 2009 and 2010.

12.5	Geologic Mapping

Surface geologic mapping was conducted in the immediate Spring Valley area, with the primary goal of attempting correlation of units logged in the subsurface in drill core and RC cuttings with surface bedrock exposures and units.  Compilation of the results of this program remains in progress.

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13.	DRILLING

This section provides a brief synopsis of all drilling conducted on the Spring Valley resource area and surrounding exploration targets.  Sections 13.3 through 13.7 relate specifically to aspects of the 2009 – 2010 drilling campaigns of Barrick on the Spring Valley resource area, with an update on two RC scout holes drilled south-southwest of the resource area.

13.1	Spring Valley Resource Area

Through yearend 2010, there are a total of 609 drill holes on the Spring Valley property representing 440,260 feet of drilling.  The Spring Valley resource area has been drilled with a total of 519 holes totaling 410,250 feet, including 443 RC drill holes totaling 319,475 feet and 76 core holes totaling 90,775 feet (see Table 13-1).

Table 13-1  Summary of Drilling Campaigns in the Spring Valley Resource Area

Years	Company	Total Drill Holes		Total Drill Footage	Core Holes		Core Footage	RC Holes	RC Footage
1996	Kennecott	4		2,220	0		0	4	2,220
2001/2002	Echo Bay	21		12,593	2		1,653	19	10,940
2003/2004	Midway – GGC	30		23,679	2		1,769	28	21,910
2004	MGC	18		4,695	0		0	18	4,695
2005	MGC	100		51,249	19		9,959	81	41,290
2006	MGC	70		60,206	7		10,376	63	49,830
2007	MGC	142		102,356	9		12,521	133	89,835
2008	MGC	65		61,945	6		8,985	59	52,960
2009	Barrick Gold Exploration	34		39,842	10		12,447	24	27,395
2010	Barrick Gold Exploration	36		51,465	22		33,065	14	18,400
TOTALS		519	*	410,250	76	*	90,775	443	319,475
Note: Core footage includes RC pre-collar footage
* One re-entered and deepened hole only counted as one hole

Figure 13-1 shows the distribution of drilling in the Spring Valley resource area.   Mineralization defined in the Spring Valley resource area remains open along the N20E-S20W trend to the north, south and at depth.

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13.2	Spring Valley Property Exploration Targets

MGC conducted exploration drilling on four targets on the Spring Valley property outside the Spring Valley resource area. The targets include the Limerick target, the American Canyon target, the Golden Gate target, and the Fitting target.  All drilling was carried out utilizing RC drills. A summary of the drilling campaigns carried out on these targets is outlined in Table 13-2.

Table 13-2  Summary of Drilling campaigns on Spring Valley Property Exploration targets

Year	Company	Target Area	RC Holes	Footage
2006	MGC	Limerick	20	6,940
2007	MGC	Limerick	36	6,150
		American Canyon	6	2,305
		Golden Gate	4	2,350
2008	MGC	Limerick	6	3,000
		Fitting Canyon	16	7,605
2010	Barrick Gold Exploration	Gold Mountain – SV resource extension	2	1,660
TOTAL			90	30,010

MGC drilled 62 RC holes totaling 16,090 feet, in three campaigns on the Limerick target. The American Canyon target was drilled with 6 RC holes and Golden Gate was drilled with 4 RC holes.  In 2008, MGC drilled the Fitting target with 16 RC holes.

Barrick drilled 2 scout holes, one an RC hole, the other diamond drill core, approximately 6,000 feet south of the Spring Valley resource area, termed herein the Gold Mountain area.

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+1320000 E
+1323000 E
+1326000 E
Block Model Outline
MGC (red)
Barrick (blue)
+14655000 N
+14652000 N
+14649000 N
N
Looking down
0
1000
2000
3000

Figure 13-1  Spring Valley Project Area Drill Hole Location Map

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13.3	Drilling Conditions and Procedures

Drilling conditions in the Spring Valley resource area are optimal.  Sites were constructed by digging a sump and, if necessary, by leveling a pad for the drill. Only rarely was more significant construction required for drill sites.  Almost all holes were collared in valley fill alluvium with the water table generally between 20 to 30 feet below the surface.  Water was present in nearly all holes and increased in amount with depth. Bedrock was generally between 200 and 300 feet deep.  The mineralized zones were often more fractured than the country rock and contained more clay and brecciated zones.  RC and diamond drill coring were employed in the 2009 and 2010 programs.

The majority of reverse circulation holes in areas with alluvial cover were drilled by mud rotary to the alluvium-bedrock interface.  Thereafter, RC drilling was carried out using tricone bits.  The only exceptions to this approach were for holes sited on bedrock exposures, where a down-hole hammer would be employed until significant water was encountered.  RC holes were drilled with 5 3/8 inch to 5 5/8 inch bits.

Diamond drill holes, are drilled by mud rotary to the alluvium-bedrock interface, and are cased to the bedrock with 5½-inch or 6-inch casing.  Thereafter, RC drilling using a tricone bit was continued if the expected mineralized zone was at greater depth.  Otherwise, the diamond drill core tail was initiated at the bedrock interface.  Core holes have largely been drilled with HQ (2½ inch) size core, with reduction to NQ (17/8 inch) core as necessary.

As often occurs in mineralized zones on the Spring Valley project, core loss increased when the rock was highly fractured and brecciated.

13.4	Drilling Contractors

Drilling contractors employed by Barrick in 2009 were Hard Rock Exploration, Inc. for the RC and mud rotary drilling and Boart Longyear for diamond drill coring; and in 2010 were Hard Rock Exploration, Inc. for the mud rotary and RC drilling and TonaTec Exploration for diamond drill coring.

13.5	Geological and Geotechnical Logging

Barrick project personnel follow sample handling and logging protocols outlined in a written procedures document.  For diamond drill core, a visual quick-log of lithology is prepared while loading core at the drill site or unloading core at the Lovelock facility.  Once at the Lovelock facility, the core is washed and photographed, with photos downloaded to a database.  Photos are inspected for clarity and lighting, and reshot if necessary.  Geological and geotechnical logs are completed, with data captured electronically, for each drill hole, using a preapproved logging form.  Geotechnical aspects logged include core recovery, RQD, fractures per foot, and estimated hardness.  Geologic features logged include lithology, alteration, mineralization, structure and measurement of magnetic susceptibility (every three feet).  Sample intervals are marked by the geologist based on logged geology, alteration, mineralization and/or structure.

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For RC drilling, the geologists logged from drill chips electronically using a PDA-type hand-held computer at the RC drill rig.

Drill logs were printed and stored in binders by hole name together with related drill information.  All collar and drill log information was imported into a Barrick’s drill hole database.  Access to the primary database was restricted to the Project Manager and Database Manager for security.

13.6	Drill Collar and Down-Hole Surveys

Collar locations of the 2009 – 2010 drilling campaigns were surveyed by International Directional Services (IDS) of Chandler, Arizona using a survey quality GPS.

Significant down-hole deviation of drill holes has been established as commonplace at Spring Valley.  All RC and diamond drill holes were down-hole surveyed by IDS using a gyroscopic survey instrument.

13.7	Drilling Results

Gold mineralization had been historically identified by certain zones by MGC during its drilling programs (Figure 9-5).  These zones included the Pond, Sill, Porphyry, Valley Breccia, West Diatreme, North Hills and Big Leap zones.  In addition, deep core drilling had outlined porphyry mineralization that trends from the Sill zone underneath the Pond-Porphyry zones.  This zone was termed the Deep Porphyry zone.  These zone names have been in less use during the Barrick program as its focus has become more global in nature and drilling has established more continuity of mineralization among the zones; but the names are commonly used in reference to historic information or for general location references.

Drilling completed by Barrick in 2009 and 2010 continued to expand the extent of gold mineralization in the Spring Valley resource area.  Significant gold mineralization extends approximately 6,300 feet in a N20E-S20W direction; is up to approximately 3,000 feet wide; and remains largely open at depth beyond the limits of drilling exceeding 1,500 feet.  The style of mineralization and controls on its distribution do not enable a true thickness to be determined for any individual drill hole intercept.

Barrick drilled two reconnaissance RC holes approximately 5,900 feet south of the south end of the Spring Valley resource area along the strike of the Black Ridge Fault.  One of these holes, SV10-499 (Figure 13-1), encountered 155 feet of 0.023 opt gold.  The geology and style of mineralization appears to be identical to that of the mineralization found in the main Spring Valley resource area. Future drilling will be required to determine the continuity of this mineralization along strike with the Spring Valley resource area.

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14.	SAMPLING METHOD AND APPROACH

14.1	Introduction

The Spring Valley gold system contains appreciable free gold, at all gold grades of mineralization.  This has been discussed and analyzed in previous technical reports (Ristorcelli, 2003; Griffith and Ristorcelli, 2004; Wakefield and Seibel, 2006; Wakefield and Kuhl, 2008; and LeLacheur et al., 2009).  As paraphrased from LeLacheur et al. (2009), and relevant to the MGC exploration programs through 2008:

F. Pitard reviewed sampling practices at Spring Valley in 2004 (Pitard, 2004).  Based on the size of gold particles, Pitard recommended 12 kilogram metallic screen assays split from a 65 kilogram sample for all potentially mineralized intervals.  Consultation with several assay laboratories determined that the difficulties and costs of performing 12 kilogram MSFA assays were prohibitive. A sample preparation protocol was developed based upon Pitard’s additional recommendations for all drill samples that included assaying all visibly mineralized intervals by MSFA.

In May 2007, Dr. Dominique François-Bongarçon, AMEC associate, visited the Spring Valley property and reviewed drill sampling procedures, sample preparation and screen fire assaying procedures, and performed preliminary heterogeneity characterization work (Francois-Bongarcon, 2007).  Among other recommendations, François-Bongarçon recommended modifications of the MSFA sample preparation procedure designed to alleviate the problem of higher than normal variance between duplicate samples. These recommendations included:

•	Collection of a 60 kg sample at the drill rig;

•	Crushing the entire sample to 95% passing 1mm;

•	Pulverize a five kg split of this material to 95% passing 75μm; and,

•	Perform a screen fire assay procedure on the 5 kg product.

MGC discussed the possibility of implementing these recommendations with ALS Chemex, the commercial laboratory used at the time.  ALS Chemex indicated that the large sample size was too large for their sample preparation equipment.  Each sample would need to be sub-divided up to 5 times, with each subsample assayed separately. Potential for additional handling errors was considered to be high.  Through the duration of the MGC drilling programs through 2008, these recommendations were not implemented due to the potential errors and substantially higher costs.

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MGC through 2008, and Barrick in its 2009 and 2010 programs, have continued the established practice of assaying all samples by 30-gram fire assay and re-assaying all mineralized intervals, defined by geology and the results of the fire assay, with a 1 kg MSFA.

The essence of the observations and recommendations of Pitard (2004) and François-Bongarçon (2007) is that the coarse free gold contained in the Spring Valley mineral system requires large samples to adequately evaluate the ultimate gold grade in the deposit.  These conclusions and recommendations result from the opinions of the authors, Pitard (2004) in particular, that the coarse gold is randomly distributed (Poisson distribution) and is of sufficiently large grain size to require non-routine sample sizes and sample preparation protocols.  Neither MGC nor Barrick has adopted these recommendations, but both groups have recognized the sampling issues, and have adapted protocols to incorporate MSFA into the sample preparation and assaying protocols.  Pitard (2004) further comments that the net impact of insufficient sample size in the programs at Spring Valley will be an under-estimate of the gold grade in the deposit.  Gustavson agrees with this assessment.

The sampling methodologies for historic drilling programs in 2008 and prior years have been summarized in previous NI43-101 reports (Ristorcelli, 2003; Griffith and Ristorcelli, 2004; Wakefield and Seibel, 2006; Wakefield and Kuhl, 2008; LeLacheur et al., 2009).  Drill sampling protocols in the 2009 and 2010 programs are outlined below.

14.2	Diamond Drilling Core Sampling

In the Barrick drilling programs, HQ drill core is recovered using a split tube assembly. Core is oriented and marked during the drilling using a Reflex ACT electronic orientation tool.  Recovered core is placed in cardboard core boxes at the drill site with the core run footage marked on wood blocks and the drill hole name and drill interval marked on the outside of the box.  At least once per day, a geologist retrieve the full core boxes and transport them to the Lovelock facility.  The core is photographed, logged and marked for sample intervals. The orientation of veins, fractures and faults is recorded in drill logs as well as lithology, alteration and geotechnical information.

Core is sampled in intervals of at least two feet, and up to eight feet while honoring geologic contacts where appropriate.  The preferred sample interval was five feet.  Geological contacts or features are used as sample boundaries wherever possible.  Whole core is submitted as assay samples for each sample interval.  The sample is bagged in large micro-pore bags marked with the sample number and securely stored at the logging facility until transported to the assay lab.  Select two-foot sections of drill core are collected as representative of specific alteration, mineralization and/or lithologic types, and are separately submitted for multi-element analysis by ICP methods.  Four to six inch pieces of core are marked and separately bagged for specific gravity measurement at Chemex.  Skeleton core is created by selecting a representative two to four inch piece of core within every five-foot interval.  The skeleton core is stored on-site at the Lovelock facility.

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14.3	Sampling of Reverse Circulation Cuttings

RC drilling at Spring Valley in 2009 and 2010 was performed wet as the water table is typically 20 to 30 feet below the surface.  Water flow tests are conducted at least once a drill shift or more often when water flow was high or changed drastically.  Water flow varies but is typically 40 gallons per minute and has been measured as high as 150 gallons per minute, with the higher flows generally found at the bottom of the hole.

Cutting samples are collected every 5 feet by a designated and trained sampler.  Cuttings from each 5-foot sample interval are passed through a cyclone and into a rotary splitter with 16 openings.  The number of splitter openings is adjusted to maintain a roughly constant sample size of 30 to 40 pounds.  The number of openings is recorded in the drill log.  This number, together with the dry weight for the interval at the assay laboratory, allows an estimation of RC drilling recovery.  Drill samples are collected at five-foot intervals and the RC drill rods are 20 feet long.  A representative split from the discharge material is placed into a plastic RC chip tray for geological logging.  The chip tray is marked with the drill hole name and down-hole interval.

RC samples are collected in a five gallon bucket lined with large micro-pore bags marked with the sample number.  The five gallon buckets are placed inside a wide, low-profile tub designed to catch any fine grained cuttings in the overflow water.  At the conclusion of a sample interval, the water in the bucket and tub is decanted, and the overflow material in the tub is washed into the sample bag in the bucket and the bag is sealed.  A nominal sample weight of 30 to 40 pounds is taken to aid in getting an accurate assay in a coarse gold environment.

RC samples are laid out on the ground at the drill site, allowed to drain, and are secured in sealed bins at the drill site, until picked up and transported to Winnemucca by the commercial laboratory for sample preparation and assaying.

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Midway Gold Corp.	Sample Preparation Analyses and Security
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15.	SAMPLE PREPARATION, ANALYSES, AND SECURITY

Drilling has taken place in six separate campaigns at Spring Valley since drilling began by Kennecott in 1996.  Each of the campaigns had slightly different sample preparation, analyses, and security aspects which have been reported in previous NI43-101 reports (Ristorcelli, 2003; Griffith and Ristorcelli, 2004; Wakefield and Seibel, 2006; Wakefield and Kuhl, 2008; LeLacheur et al., 2009).  Since gold is the only element of significant recoverable value at Spring Valley, only gold assays are considered in this discussion.

15.1	Barrick 2009 and 2010 Drilling Campaigns

15.1.1	Sample Chain of Custody

RC samples are laid out on the ground at the drill site, allowed to drain, and are secured in sealed bins at the drill site, until picked up and transported to Winnemucca by the commercial laboratory for sample preparation and assaying.

Core drill samples are transported from site and stored at the Lovelock facility in separate bins. Periodically the samples were picked-up by ALS Chemex Labs and were transported to their Winnemucca facility for assay preparation.

ALS Chemex is an ISO 9001:2000 and ISO 17025:2000 registered assay laboratory.

15.1.2	Sample Preparation and Assay Procedures

ALS Chemex was the primary assay laboratory. Sample preparation for both core and RC samples at ALS Chemex followed the flow sheet used by MGC beginning in 2007, until August 2009.  The earlier process consisted of normal sample drying, then crushing the entire sample to pass a 10 mesh screen (>95% passing 10 mesh), rotary splitting to generate a 250 gram sub-sample, and pulverizing this sub-sample to pass a 200 mesh screen (>85% passing 200mesh).  Pulps were then forwarded by ALS to their lab in Reno, NV where the assaying was performed.

All samples were submitted for standard fire assay on 30 gram sub-samples with the final concentration read by AAS.  Samples reporting greater than 10 g/t (0.292 oz/t) were re-assayed by fire assay and gravimetric finish.  Mineralized zones assaying greater than 0.2 g/t (0.006 oz/t), and intervals with high quartz vein concentration or other indicators of mineralization, were assayed by one kilogram metallic screen fire assay.

ALS Chemex performed the metallic screen fire assays by generating a one kilogram pulp from a rotary split from the coarse reject, which was pulverized to 75 microns (>80% passing <75 microns).  Material not passing a 150 mesh screen (+150 mesh) was weighed and assayed.  Two 30 gram splits of fines (-150 mesh) were fire assayed for gold.  Results were combined to calculate an assay for the sample.  ALS Chemex reported a weighted average grade assay for the sample, as well as the weights and assays of the individual splits.

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The sample preparation flow sheet was adjusted beginning August 2009 to generate a larger pulp.  The crushed samples were split by rotary splitter to produce a 1,200 gram split which was then pulverized as in the previous scheme.  The pulp was split into a 100 gram sample for analysis by fire assay with an AA finish.  The remaining 1,100 gram master pulp was stored along with the coarse reject for future use.  Upon review of the initial assay results, project geologists would submit a list of samples for metallic screen fire assay analysis to ALS Chemex.  The master pulp was pulled from storage and split to generate a sample for the metallic screen fire assay procedure, identical to that outlined above.

15.1.3	Standards, Duplicates and Blanks

Barrick employed a QA/QC program that consisted of inserting blanks, standard reference materials (SRMs) and coarse duplicates into the sample stream at the rate of approximately one in 25 project samples.  Blanks were inserted in 1%; SRMs – 2%; and duplicates – 1% of the total samples.  ALS Chemex routinely runs lab duplicates on 3.5% of the samples in each batch.  The QA/QC program is run internal to Barrick in its Elko office.  Barrick reports a rigorous analysis of its evaluation of the results to Spring Valley project geologists on a monthly basis, indicating standard and duplicate failures and other issues.  The analysis includes plots of SRM and blank results by batch number.  The SRM results are compared to the certified value of the SRM, and to threshold values at two and three standard deviations.  Results between two and three standard deviations from the accepted value are classified as warnings, and are resubmitted at the request of the onsite geologist. Samples exceeding three standard deviations are considered to have failed, and are immediately resubmitted.

Gustavson reviewed the monthly reports of Barrick and considers the QA/QC program of industry standards for treatment of the SRM and blank data to be adequate.  An analysis of duplicate data was not available, and Gustavson did not compile this information.  Gustavson recommends that MGC request duplicate data and/or an analysis of duplicate data from Barrick including true sample duplicates taken from the entire sample mass.

15.1.4	Check Assay Programs

During the 2009 – 2010 programs there were no check assay inter-laboratory programs reported by Barrick to MGC.  Gustavson recommends that MGC inquire as to whether such programs have been conducted on Spring Valley samples.

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Midway Gold Corp.	Data Verification
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16.	DATA VERIFICATION

Historic project data generated prior to 2009 has been verified in previous NI43-101 reports (Ristorcelli, 2003; Griffith and Ristorcelli, 2004; Wakefield and Seibel, 2006; Wakefield and Kuhl, 2008; LeLacheur et al., 2009) and has not been re-verified in this report.  This section discusses the verification of information generated by Barrick during its 2009 – 2010 programs.

Midway relies upon the accuracy and completeness of data provided by Barrick pursuant to the Exploration, Development, and Joint Operating Agreement dated March 9, 2009.  Barrick represents and warrants to Midway that data provided under the agreement is complete and in a form that can be independently verified as per industry standards, and contains all material data and information available at the time delivered.  Barrick is further required to conduct all of its activities in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with all applicable laws.

Gustavson (D. Baker) visited the Spring Valley project site and the Lovelock facility on February 24, 2011.  There were no drilling activities in progress, and the project site was snow covered.  Drill sites are typically reclaimed shortly after completion of drilling.  These combined factors precluded on-site confirmation of the location of 2009 – 2010 drill holes.

The visit to the Lovelock facility enabled discussions with Spring Valley project personnel regarding drilling methods, sample handling and security, core logging protocols, data management and QA/QC programs.  Discussion regarding drilling methods, sample handling and security, and QA/QC programs is provided in the appropriate sections above.  Gustavson regards methods and management employed in these areas as acceptable and meeting industry standards.

In the Lovelock office, Gustavson reviewed core handling protocols with project personnel.  A core logging procedures document was provided and reviewed, and outlines the full breadth of the core handling process, from the drill rig through the entire logging process.  The procedures incorporate the washing and photographing of core, the taking of magnetic susceptibility readings, geotechnical logging categories, geologic and structure logging categories, and the sample selection process, including sample intervals for assay, multi-element samples, skeleton core and samples for density measurement.  All logging information is captured electronically, with hard copies printed and filed.

A sampling of assay certificates provided to MGC by Barrick was reviewed by Gustavson.  Assay information on the certificates matched that captured in the project database.  This is to be expected in that assay results are transmitted and captured electronically.

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16.1	Twin Hole Comparisons

In 2009, Barrick drilled twinned diamond drill core with reverse circulation holes at six drill sites at Spring Valley (Figure 16-1), and in 2010 completed two diamond drill holes as twins of reverse circulation holes completed in previous programs (Figure 16-2).  Assaying and logging of the 2010 twin core holes had not been completed as of the date of this report.

Figure 16-1  Barrick 2009 Twin Hole Program (figure taken from Watson, 2010)

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Figure 16-2  Barrick 2010 Drilling Program (figure taken from Watson, 2010)

The twin hole program completed by Barrick in 2009 (Figure 16-1) is summarized below in Tables16-1and Figure 16-3.

Table 16-1  2009 Twin Hole Results Summary

2009 Core - RC Twin Holes Summary Maximum comparable footage in twin holes
		Gold Grade opt
Twin Holes	Footage*	Core	RC	Comments
453c-449	620	0.004	0.005
462c-457	140	0.003	0.004
452c-446	675	0.011	0.024
451c-445	740	0.075	0.014	core contains 5-foot interval of 9.1 opt gold
	740	0.013	0.014	core w/o 5' @ 9.1 opt
455c-447	670	0.010	0.010
454c-448	610	0.053	0.009	core contains 4.5-foot interval of 6.18 opt gold
	610	0.007	0.009	core w/o 4.5' @ 6.18 opt
* approximate footage - core intervals less regular

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Figure 16-3  Twin Hole Comparison

Paired points A-A’ and B-B’ represent the differences in average gold grade in core when considering or eliminating the single interval high grade assay results in two of the core holes.

With the exception of the two core holes with single sample interval high grade intercepts, the average gold grade of the RC drilling is slightly higher than that of the comparable core samples.  This relationship was also recognized by MGC (LeLacheur et al., 2009) in a twin hole program of two pairs of core-RC holes, and in a study using a nearest neighbor RC assay result in comparison with a core assay interval; however the difference is negligible considering the documented coarse gold sampling issues, and the relatively small data set.    Pitard (2004) suggests that sample sizes generated via the sample preparation processes are inadequate for both RC and core in addressing the coarse gold, random distribution issue.  All drill hole data has been included in the database, and in the generation of gold resources reported in this document.  Gustavson believes this treatment is acceptable and within limits of the available data; especially in light of the coarse gold sampling comments of Pitard (2004), suggesting the nugget effect on the project which results in an understatement of the gold grade, thereby creating a very conservative resource estimate.

Correlated intercepts in the twin holes are summarized in Table 16-2 below.

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Table 16-2  Correlated Twin Hole Intercept Comparisons at 0.0035 opt Cutoff

Twin Hole Number		RC			Core
RC	Core	From**	Length	Gold Grade opt	From**	Length	Gold Grade opt	Comments
445	451c	490	135	0.020	485	139.5	0.338	Core includes 5' @ 9.1 opt
446	452c	140	65	0.026	140	72.4	0.069	Core includes 5.4' @ 0.72 opt
		580	40	0.011	578.6	30.9	0.018
447	455c	335	40	0.008	339.5	33.9	0.006
		400	210	0.012	391.8	217.7	0.013
		800	200	0.015	800	202.5	0.014
448	454c	310	125	0.013	297.7	120.3	0.011
		450	50	0.010	476	46	0.005
		525	95	0.023	580.2	57	0.006
449	453c	715	60	0.019	741.5	51.5	0.014
457*	462c	None
* mud rotary; ** From footage is top of mineralized interval

RC intercepts demonstrate a modestly higher gold grade than comparable core intercepts, except in the two cases involving a single high grade intercept in each of core holes 451c and 452c (Table 16-2).

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Midway Gold Corp.	Adjacent Properties
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17.	ADJACENT PROPERTIES

17.1	Coeur Rochester

Coeur's 100% owned Rochester mine has produced more than 127 million ounces of silver and 1.5 million ounces of gold since production began in 1986.

Backfilling, pre-stripping, and construction of new leach pad underway with new silver and gold production ounces anticipated in the fourth quarter of 2011.  The new operation is expected to increase total average annual production to more than 2.4 million silver ounces and 35,000 gold ounces for the next eight years.

Rochester produced 548,737 silver ounces and 2,400 gold ounces in the fourth quarter of 2010 and 2.0 million silver ounces and 9,641 gold ounces in the full year 2010.  Cash operating costs were $2.94 per silver ounce in the fourth quarter and $2.93 per silver ounce for the full-year.

The 2010 year-end proven and probable reserves totaled 27.6 million silver ounces and 247,400 gold ounces, measured and indicated resources were 94.4 million silver ounces and 708,800 gold ounces, and inferred resources were 14.3 million silver ounces and 68,700 gold ounces.  The year-end measured and indicated silver resources increased 72% while measured and indicated gold resources increased 73%, which Coeur believes this bodes well for further expansion opportunities at this historic silver and gold mine.

17.2	Nevada Packard Mine

The Nevada Packard Mine is a closed mine previously mining gold and silver.  Lacana began mining the open-pit Relief Canyon mine in August 1984 but closed it in October 1985 due to poor leach recoveries. Based on metallurgical testing, Lacana had expected gold recovery from run-of-mine material to be about 65%, but actual gold recoveries were only 48% (Wojcik, 1996).

Lacana produced 13,826 ounces of gold in 1984-1985. However, the Nevada Bureau of Mines and Geology (1987; 2008) reported that 1984 production from Relief Canyon was 24,500 ounces of gold from one million tons per year (this may be mined ounces, as opposed to recovered ounces), they did not report any production for 1985.

In March 1986, Pegasus Gold Corporation (“Pegasus”) entered into an option agreement with Lacana to evaluate the property. Work began immediately on an evaluation of the mineable material   Pegasus purchased the property in July 1986 and re-opened the mine in November 1986, using crushing and agglomeration and a conveyor/stacker to handle the problem with clays. They also installed an ADR cement block process plant.  Mining ceased in 1989 with four heap-leach pads completed; Pegasus continued leaching operations until August 1990.

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17.3	Florida Canyon and Standard Mines

Pegasus operated the Florida Canyon Mine until January 1998. Pegasus was an international gold mining company incorporated in Canada, with headquarters located in Spokane, Washington and had gold production of 470,000 ounces from six operations in 1997. Pegasus began having economic problems in 1997 when gold decreased from $370 per oz in January to $283 per oz in December.

During this period Pegasus’ Mt. Todd project came on stream and had serious operational problems. In January 1998, Pegasus was unable to service $238 million in debt and filed for bankruptcy under Chapter 11 of the U. S. Bankruptcy Code.

Under two separate plans of reorganization approved by major creditors and confirmed by the court, certain former Pegasus affiliates emerged from bankruptcy protection during February 1999. The first involved the reorganization of Pegasus Gold International Inc. (the international exploration affiliate of Pegasus), which was reincorporated as Apollo Gold Inc. Apollo Gold Inc. became the holding company for three former Pegasus subsidiaries, including FCMI. Apollo Gold Inc. was acquired during the second quarter 2002 by Nevoro Gold, Inc. (“Nevoro”).  Nevoro became a publicly traded company on the Toronto Stock Exchange and subsequently changed its name to Apollo Gold Corporation (“Apollo”). Apollo operated the Florida Canyon Mine and the Standard mine through its FCMI and SGMI subsidiaries until Jipangu International (“Jipangu”), the U.S. subsidiary of Japan’s Jipangu Inc., acquired the Florida Canyon and Standard properties on November 18, 2005. Jipangu has operated the properties since that time through its wholly-owned subsidiaries FCMI and SGMI.

About 180.2 million tons of leach material containing about 3.16 million ounces of gold have been placed on the Florida Canyon leach pad, and about 10.9 million tons of material containing 0.2 million ounces of gold have been placed on the Standard Mine leach pad. SGMI started mining the Standard Mine area during August 2004, and mined continuously through December, 2006.

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Midway Gold Corp.	Mineral Processing and Metallurgical Testing
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18.	MINERAL PROCESSING AND METALLURGICAL TESTING

18.1	Mineral Processing and Metallurgical Testing

Barrick contracted with McClelland labs in Sparks, Nevada to complete a detailed metallurgical testing program on thirteen drill core composites from Spring Valley. The composite samples representing four rock types and three oxidation states were tested by column leaching, bottle roll and gravity methods. The composites were from a total of 355 split diamond drill core intervals, each interval representing approximately five feet. Grades of the composite samples ranged from 0.21 grams per tonne (gpt) to 5.07 gpt (0.006 opt to 0.148 opt; nine of the samples had grades less than 1.03 gpt (0.030 opt). Because coarse gold is known to be present at Spring Valley, the reported gold grades were determined by metallic screen fire assays, see Table 18-1.

Table 18-1  Composites

Metallic Screen Assays	FP- OX A	FP- OX B	SD- OX	WT- OX A	WT- OX B	FP- TRANS A	FP- TRANS B	BX- RED A	BX- RED B	FP- RED A	FP- RED B	FP- RED C	WT- RED
Gold opt	0.015	0.027	0.026	0.006	0.08	0.036	0.008	0.013	0.027	0.022	0.022	0.034	0.148

18.2	Column Leach Tests

Column leach tests simulating heap leach conditions were conducted over 260 days, and yielded gold recoveries from 46% to 98% at an average of 73% for all materials tested. Individual results for the oxide, transition and reduced ores averaged 77%, 80% and 68% respectively. Rocks tested by column leach methods were crushed to 80% passing one-half inch. Lime was mixed with the dry composite charges before the 4-inch diameter PVC columns were loaded. A cyanide solution of 2.0 lb./ton was applied to the columns at a rate of 0.003 gpm/ft2 of column cross sectional area.

18.3	Bottle Roll Tests

Bottle roll tests were conducted for 96 hours on the thirteen samples ground to minus 1700, 300, 150, and 75 microns (10, 48, 100 and 200 mesh sizes); these recoveries were 62%, 91%, 94% and 95% respectively. All tests were conducted at 40% solids. Lime was added to adjust the pH of the pulps to between 10.5 and 11.0 before adding the cyanide. Sodium cyanide equivalent to 2.0 lb. per ton of solution was added to the alkaline pulps. Gold recoveries from the 10 mesh feeds ranged from 17.9% to 87.5%. Gold recoveries from the 48 mesh feeds ranged from 70.0% to 96.7%. Gold recoveries from the 100 mesh feeds ranged from 88.9% to 97.8%. Gold recoveries from the 200 mesh feeds ranged from 85.7% to 97.4%. Rate of recovery from the 10 mesh feed was moderate, but were fairly rapid for the other feed sizes.

After leaching, rinsing and draining, residues were removed from the columns and moisture samples taken immediately. The remaining leached residues were air dried and split to obtain a sample for a tail screen analysis. Tail screens were conducted to determine residual precious metal content and distribution.

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18.4	Gravity Tests

A gravity recoverable gold test was conducted on each of the 13 Spring Valley composites to determine response of the sample to gravity concentration. The gravity test consists of sequentially milling and processing a sample using a laboratory Knelson concentrator. Three sequential liberation/gravity concentration steps were conducted. Grind sizes evaluated were minus 20 mesh, 80% minus 65 mesh, 80% minus 100 mesh and 80% minus 200 mesh. The minus 20 mesh feeds were each processed through the Knelson concentrator. The resulting gravity rougher concentrate was cleaned by hand panning to produce a cleaner concentrate and a cleaner tail. The resulting rougher tailings were dried, blended and split to obtain a sample for tail screen analysis. The remaining rougher tailings were milled to the next grind size, and the process was repeated. Similarly, the resulting gravity rougher tailings from the second step were milled to the final grind size, and the process was again repeated.

All 13 of the Spring Valley composites were amenable to gravity treatment at the feed sizes evaluated. Total gold recoveries ranged from 78% to 97% and averaged 86% across all materials tested.

18.5	Bond Mill Work Index

Four samples representing reduced and oxidized material were selected for Bond Mill Work Index (BWi) determinations. The tests were completed by Philips Enterprises LLC of Golden, Colorado. The BWi ranged from 16.31 to 21.67 kW-hr/st.

18.6	Historical Test Work

Echo Bay conducted 144-hour bottle roll tests on seven 20 to 25 foot composites of RC cuttings logged as being in the oxide zone at McClelland Laboratories Inc. in 2002.  Gold extractions progressed slowly, with extraction effectively complete after 96 hours.  Cyanide consumption was low and lime requirements were moderate.  Gold extractions ranged from 75% to 95% on nominal - 10 mesh material.

Glamis Gold conducted 96 hour bottle roll tests on three sulphide composites and two oxide composites in 2005.  Composites were from HQ diameter core and tests were completed on both coarse crushed (nominal 10 mesh) and finely pulverized (200 mesh) material.  Cyanide gold extraction ranged from 44%-88% from 10 mesh material, while gold extraction averaged 91%-95% from 200 mesh material.

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In December 2005, samples from eight drill holes were submitted for metallurgical testing at McClelland Laboratories Inc. in Sparks, Nevada by MGC.  Select samples were combined to produce 19 composites for gravity recoverable gold GRG testing.  The composite samples were sequentially milled to progressively finer sizes, the resulting material (or gravity tailings after the first grind size) was processed using a laboratory Nelson Concentrator.  The resulting concentrate and tailings were then assayed to determine gravity recovery of gold versus grind size.  Testing in this way provides an estimate of the maximum recoverable gold values by gravity concentration.  Recoveries for nine composites with head grades greater than 0.030 oz/st gold were between 67.5% and 96.5% with an average of 87.9%.

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Midway Gold Corp.	Mineral Resource Estimate
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19.	MINERAL RESOURCE ESTIMATE

The mineral resource reported for the Spring Valley project was completed by Zachary J. Black, E.I.T., Staff Geological Engineer under the supervision of Terre Lane, Principal Mining Engineer and Donald E. Hulse, P.E., VP Mining and Latin Business Development.

19.1	Definitions

Mineral resources stated for the Spring Valley project conform to the definitions adopted by the Canadian Institute of Mining, Metallurgy, and Petroleum (CIM), November 27, 2010, and meet criteria of those definitions, where:

“A Mineral Resource is a concentration or occurrence of diamonds, natural solid inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.”

A “Measured Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

An “Indicated Mineral Resource” is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

An “Inferred Mineral Resource” is that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

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19.2	Data Used for the Gold Grade Estimation

Gustavson Associates created a model for estimating mineral resources of the Spring Valley project from data provided by Barrick through MGC. Drillhole data representing collar coordinates, down hole surveys, sample assay intervals, and geologic logs were provided as comma separated files. Geology surface maps and 3-dimensional geologic wireframes were also provided in electronic format.

The present database has been updated to include the Barrick drilling from 2009 and 2010. To date Barrick as completed drilling 72 exploration holes totaling 90,242.7 feet. The updated database differs from the earlier database used by MGC (MGC, 2009), as it includes the lithology and alteration interpretations as relogged by Barrick geologists with the help of MGC personnel.

The Spring Valley drillhole database contains 608 drill holes of which 508 are within the block model limits. The assay database contains gold analytical information on 86,075 sample intervals, with assay results by fire assay and metallic screen.  As a subset of this total database, 53,389 samples are conventional fire assays, and 25,799 are metallic screen assays. The remaining 6,887 sample intervals are unsampled intervals within the alluvium.

The drill hole spacing ranges from 50 feet to over 500 feet, but are nominally on 150 foot centers within the main portion of the block model. The azimuth and inclination of drill holes vary greatly.  The majority of the drilling has been focused in an area with a north-east trend that is approximately 5,500 feet long and 3,000 feet wide.  The map in Figure 13-1 illustrates the distribution of the drill holes in the project area.

19.3	Density

Barrick has commissioned 421 density tests by ALS Chemex on select diamond core samples. The resulting tonnage factor averaged 12.25 cu.ft/s.ton for rock and 17.0 cu.ft/s.ton for the alluvium.

19.4	Methodology

Gustavson estimated the mineral resources for Spring Valley by constructing a model representing the structural mineral domains, and geostatistically analyzing the drill hole data. This information was used to define the estimation parameters used to estimate gold grades into the 3-Dimensional (3D) block model.

19.4.1	Estimation Domains

For estimation purposes, the Spring Valley deposit was divided into 4 separate structural domains. The domains were based on the structures and general geology differences. The domains are separated by the Black Ridge, Basin Cross, and the Limerick fault along the strike of the deposit.  Figure 19-1 illustrates the location of these domains on the footprint of the project, and Table 19-1 summarizes the sample assay statistics within each domain.

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Table 19-1  Spring Valley Project Sample Assay Summary Statistics for Gold

Sample Assay Descriptive Statistics uncapped ≥ 0.001 opt Gold
	Samples	Max	Mean	Median	Std. Dev
Domain	n	opt	opt	opt	opt
East	1942	5.367	0.0274	0.0047	0.1872
Syncline	8862	9.100	0.0203	0.0055	0.1301
Main	7962	6.971	0.0173	0.0050	0.1158
West	6612	2.459	0.0121	0.0026	0.0822

Figure 19-1  Location of Estimation Domains

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19.4.2	Capping of Assays

Cumulative probability plots of the sample assay data were created for the individual domains, and for the total sample population (Figure 19-2). Based on the results of this analysis it was determined that capping the sample assays at 3.0 opt is suitable for the Spring Valley deposit.

Figure 19-2  Gold Sample Assay Cumulative Frequency Plot

19.4.3	Compositing

A study was conducted comparing 20 and 40 foot composites to select the appropriate composite interval.  Statistical variance and average grade showed no significant difference and Gustavson determined that the 20 ft composite length was suitable for resource estimation. The selection of the composite length in future studies should begin to account for the selected mining equipment fleet.

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Twenty-foot down-hole composites were created from the gold assays and confined to each of the domain solids. The composites were then used for the variography analysis within each domain. Table 19-2 illustrates the composite data for each domain.

Table 19-2  Composite Statistics of Individual Mineralized Domains (oz/t)

20' Composite Assay Descriptive Statistics ≥ 0.001 opt Au (Cap applied at 3.0 opt)
	Samples	Max	Mean	Median	Std. Dev
Domain	n	opt	opt	opt	opt
East	609	0.804	0.019	0.004	0.064
Syncline	2817	0.759	0.014	0.006	0.033
Main	2661	0.758	0.012	0.005	0.031
West	378	0.376	0.008	0.002	0.028

19.4.4	Variography

An analysis of the spatial variability within each domain was assessed using variograms. An example of an omni-directional exponential variogram constructed from the syncline domain using a “pair wise” organizing of the variance pairs is shown in Figure 19-3.

Sill values were evaluated using omni-directional variograms. The nugget was evaluated using down-the-hole variograms, which best represent the inherent variability within the sampling. Ellipsoid axis orientations were based upon variograms created for both of the angles normal to the primary axis. A summary of the elliptical search parameters is presented in Table 19-3.

Figure 19-3  An Omni-Directional Exponential Variogram for the Syncline Domain

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Table 19-3  Spring Valley Search Parameters

Domain	Azimuth (degrees)	Dip (degrees)	Dip Direction (degrees)	Max Range (ft)	Intermediate Ratio	Minor Ratio
East	30	-35	300	313	1.08	1.89
Syncline	25	0	—	286	1.00	1.72
Main	20	-25	110	259	1.17	2.23
West	20	-50	110	191	1.10	1.12

19.4.5	Estimation Methodology

A Block model was created for the Spring Valley deposit using blocks that are 25 feet wide, 25 feet long and 20 feet high. Each of the blocks was assigned attributes to contain, gold grade, resource classification, rock density, tonnage factor, and an estimation domain classification.

All of the domains were estimated and each block was assigned as measured, indicated or inferred. The resource classification of each block was based upon a factor of the number of composites and drillholes located within an anisotropic distance as established by the variogram ellipsoid for the domain being estimated.  The measured class required a minimum of 12 composites from at least 6 different drillholes within the elliptical search distance. Indicated was set at 6 composites from at least 3 different drillholes, and inferred resources were estimated based off a minimum of a single composite within a full variogram range search distance. An Inverse Distance Squared (ID2) algorithm was used to estimate grade for all domains. Each block was estimated using a minimum of 1 sample and maximum of 12 composites with no more than 2 composites coming from a single drillhole.

19.4.6	Estimate Validation

Validation of the model consisted of an examination of the blocks with actual drill hole assay data to determine if the estimated blocks fit the geologic parameters of the various domains of the deposit. A plan view of elevation 4720 of the block model grade distribution is shown in Figure 19-4. Assays are represented in gpt.

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Figure 19-4  Plan View of Elevation 4720

Gustavson performed basic statistical checks on the data and the model. Cumulative frequency plots of the sample, composite, and block grades were compiled to evaluate the effectiveness of the selected algorithm (ID2). The results are plotted below in Figure 19-5.

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Figure 19-5  Cumulative Frequency Plot Comparison

Gustavson generated a Nearest Neighbor model for comparison of all of the blocks that received grade, and found that the tons and grade showed no significant differences.

19.5	Mineral Resource Classification

Previous reports have classified the Spring Valley resource as Indicated and Inferred. Gustavson believes that the additional drilling has created enough sample support to warrant the classification of a Measured, Indicated, and Inferred resource according to the definition adopted by the Canadian Institute of Mining, Metallurgy, and Petroleum (CIM), November 27, 2010.

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19.6	Mineral Resource Tabulation

The mineral resource estimate is summarized in Table 19-4. This resource estimation includes all drill data obtained as of January, 2010 and has been independently verified by Gustavson.

Table 19-4  Spring Valley Mineral Resource, May 2011

Measured Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	15,839	14,369	529,000	0.033	1.15
0.012 (0.41)	23,653	21,458	639,000	0.027	0.93
0.008 (0.27)	37,460	33,983	772,000	0.021	0.71
0.004 (0.14)	65,071	59,032	931,000	0.014	0.49

Indicated Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	19,512	17,701	632,000	0.032	1.11
0.012 (0.41)	30,594	27,755	783,000	0.026	0.88
0.008 (0.27)	50,684	45,980	983,000	0.019	0.66
0.004 (0.14)	94,570	85,793	1,229,000	0.013	0.45
Measured plus Indicated Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	35,351	32,070	1,161,000	0.033	1.13
0.012 (0.41)	54,247	49,213	1,422,000	0.026	0.90
0.008 (0.27)	88,144	79,964	1,755,000	0.020	0.68
0.004 (0.14)	159,641	144,825	2,160,000	0.014	0.46

Inferred Resource
Cutoff	Tons	Tonnes	Gold	Grade	Grade
oz/t (g/t)	(x 1000)	(x 1000)	Ounces	oz/t	gram/tonne
0.016 (0.55)	31,156	28,265	1,315,000	0.042	1.45
0.012 (0.41)	42,911	38,929	1,476,000	0.034	1.18
0.008 (0.27)	64,649	58,649	1,687,000	0.026	0.89
0.004 (0.14)	114,567	103,935	1,971,000	0.017	0.59

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Midway Gold Corp.	Other Relevant Data and Information
Spring Valley Project	NI 43-101 Technical Report

20.	OTHER RELEVANT DATA AND INFORMATION

Gustavson knows of no additional information or explanation necessary to make this report more understandable and not misleading.

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Midway Gold Corp.	Interpretation and Conclusions
Spring Valley Project	NI 43-101 Technical Report

21.	INTERPRETATION AND CONCLUSIONS

The deposit is interpreted to be a gold-dominated porphyry system in a felsic intrusive and volcanic environment.

Mineralization is hosted in apex of, and in the cap rocks above a felsic intrusion. Gold occurs in association with thin 1/8 to 4 inch veins, veins sets or vein stock works associated with quartz-sericite, argillic, and iron carbonate alteration, and hydrothermal clay formation. Relatively coarse gold (30 to 90 microns) represents an important component of the mineralization.

The property has been explored using a variety of techniques including mapping, geophysical surveys, and geochemical sampling. The property has now been drilled with a total of 609 drill holes representing 440,260 feet of drilling in both the resource area and in four satellite exploration targets.  Resource area drilling includes 519 drill holes (410,250 feet) with 508 holes within the block model limits.

All drill intervals were first assayed by a 30 gram fire assay and mineralized intervals have been systematically re-assayed using MSFA.  Where available, the MSFA numbers were utilized in the resource estimate. Appropriate QA/QC procedures were followed. The project data is stored in a secure database.  Assay and geology data have been checked for accuracy for all programs prior to 2009, and spot checked in the Barrick programs of 2009 and 2010.

The coarse nature of the gold mineralization at Spring Valley complicates sampling and assaying. The problem manifests itself in the assay variance seen in duplicate assays. Sampling experts (Pitard, 2004) and (Francois-Bongarcon, 2007) recommended improved sampling procedures that were implemented wherever possible. Some changes proved difficult to implement.  Barrick and MGC continue to seek methods to improve assay reliability in coarse gold environments. Gustavson recommends that the economics of installing an onsite laboratory capable of handling the required sample sizes should be investigated. However, gold assays are acceptably accurate for purposes of mineral resource estimation.

Drill density is generally within the 150 foot spacing considered adequate for resources estimation purposed, but some areas of the deposit are still in need of infill holes. Closer spaced drilling will be required to further upgrade the resource classification.

The amount of density or tonnage factor data collected to date is sufficient but needs to be classified by geology to better represent the tonnage within the block model.

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Midway Gold Corp.	Recommendations
Spring Valley Project	NI 43-101 Technical Report

22.	RECOMMENDATIONS

Exploration at Spring Valley is currently being conducted by Barrick Gold Exploration, Inc., a wholly owned subsidiary of Barrick Gold Corporation.  Barrick has indicated to MGC its intent to continue its evaluation and exploration of the project in 2011.

•	Develop a better understanding of the structural geology and its impact on the distribution of mineralization, alteration, and rock types.

•	Continue to improve procedures in sampling, preparation and assaying of drill samples.

•	As data becomes available MGC should continue to audit the exploration program, and update the geologic model.

•
Drilling should continue to test the extensions of mineralization to the north, south, and to depth, and in-fill drilling should continue in areas that are not completely defined to convert inferred mineralization to measured and indicated categories.

•	Continue metallurgical characterization work to identify potential treatment flowsheets that include gravity, heap leach, agitated leach and flotation.

22.1	Proposed Exploration Budget

Activities for 2011 should include drilling, sampling and data analysis.  Additionally, it is recommended that the geologic model be continuously updated to allow for subsequent resource growth tracking.  Preliminary work for rock characterization studies, such as ABA accounting, should also begin.

Barrick is the operator of the project and has informed MGC that they will spend the required $7 million this year to further advance the project.  While the exact breakdown of the budgeted expenditures is unknown, as shown below, Gustavson estimates that a budget of $7 million is sufficient to perform a meaningful program at Spring Valley for a project at this stage of development.

Table 22-1  Typical Cost Estimate for Recommended Work Program

Program	Cost
Drilling	$4,000,000
Sample assays and analysis	900,000
Drill supervision	650,000
Metallurgical test work	200,000
Environmental studies	200,000
Hydrology studies	200,000
Engineering studies including QA/QC	100,000
Contingency	625,000
Total	$6,875,000

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Midway Gold Corp.	References
Spring Valley Project	NI 43-101 Technical Report

23.	REFERENCES

Ashleman, J.C. 2007. Geologic Map of the Central Part of the Spring Valley Project, Pershing County, Nevada. s.l.: Midway Gold Corp., 2007. Unpublished Consultants Report.

BLM. 2007. MGC Resources Inc. Spring Valley Exploration Project, Pershing County Nevada. s.l.: Winnemucca Field Office, Bureau of Land Management, 2007. Environmental Assessment NV-020-07-EA-02.

Francois-Bongarcon, D. 2007. Spring Valley Sampling. s.l.: AMEC E&C Services, 2007. Report for Midway Gold Corp., September 2007.

Griffith, D. and Ristorcelli, S., 2004. Updated Summary Report on the Spring Valley Property, Pershing County Nevada. s.l.: Report Prepared for Midway Gold Corp. by Mine Development Associates, September 2004.

Johnson, M. 1977. Geology and Mineral Deposits of Pershing County, Nevada. s.l.: Nevada, 1977.

LeLacheur, E., Harris, D., Mosch, D., Edelen, J., McMillin, S., 2009, Spring Valley Project, Nevada, NI 43-101 Technical Report: Prepared by MGC Resources Inc. for Midway Gold Corp., March, 2009.

Neal, W. S. 2004. Geology and Mineralization of the Spring Valley Project. s.l.: Midway Gold Corp., 2004. Unpublished Company Report, August 2004.

Pitard, F.F. 2004. Review of Sampling Systems and Sampling Practices at the Spring Valley Exploration Project. s.l.: Francis Pitard Sampling Consultants, Broomfield, Colorado, 2004. Report Prepared for Global Geologic Services, March 2004.

Ristorcelli, S., 2003. Summary Report on the Spring Valley Property, Pershing County, Nevada. s.l.: Prepared for Midway Gold Corp. by Mine Development Associates Report August 2003.

Stiles, C.A. 2008. Spring Valley Project 2007 Annual Exploration Progress Report. s.l.: Midway Gold Corp., 2008. Unpublished Company Report, January, 2008.

Wakefield, T. and Kuhl, T., 2008. NI-43-101 Technical Report, Spring Valley Property, Pershing County Nevada. s.l.: Report Prepared for Midway Gold Corp. by AMEC E&C Services, March, 2008.

Wakefield, T. and Seibel, G., 2006. NI-43-101 Technical Report, Spring Valley Property, Pershing County Nevada. s.l.: Report Prepared for Midway Gold Corp. by AMEC E&C Services, June, 2006.

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Spring Valley Project	NI 43-101 Technical Report

Wallace, R.E., Tatlock, D.B., Silberling, N.J., and Irwin, W.P. 1969. Geologic Map of the Unionville Quadrangle, Pershing County, Nevada. s.l.: United States Geological Survey, 1969. MAP GQ-820.

Watson, J., 2010, Spring Valley Project, 2009 Annual Report of Operations: Barrick/MGC Resources Inc., Unpublished Company Report, June, 2010.

Watson, J., 2011, Spring Valley Project, 2010 Annual Report of Operations: Barrick/MGC Resources Inc., Unpublished Company Report, January, 2001.

Wright, J .L. 2004. Spring Valley Property, CSMAT Survey, MapInfo Database. s.l.: J.L. Wright Geophysics, February 2004, 2004. Report for Midway Gold Corp.

—. 2006. Spring Valley Property Gravity Compilation. s.l.: J.L. Wright Geophysics, 2006. Report for Midway Gold Corp., May 2006.

—. 2005. Spring Valley Property Ground Magnetics and Gravity Surveys. s.l.: J.L. Wright Geophysics, 2005. Report for Midway Gold Corp., April 2005.

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24.	DATE AND SIGNATURE PAGES

WILLIAM J. CROWL
Vice President, Mining
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: wcrowl@gustavson.com

CERTIFICATE of AUTHOR

I, William J. Crowl do hereby certify that:

1.	I am currently employed as Vice President, Mining by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado   80228

2.
I am a graduate of the University of Southern California with a Bachelor of Arts in Earth Science (1968), and an MSc in Economic Geology from the University of Arizona in 1979, and have practiced my profession continuously since 1973.

3.	I am a registered Professional Geologist in the State of Oregon (G573) and am a member in good standing of the Australian Institute of Mining and Metallurgy and the Society of Economic Geologists.

4.
I have worked as a geologist for a total of 38 years since my graduation from university; as a graduate student, as an employee of a major mining company, a major engineering company, and as a consulting geologist.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Technical Report on the Spring Valley Project” dated May 24, 2011  (the “Technical Report”), with specific responsibility for Sections 9, 10 and 11 and  overall corporate responsibility for the general content and organization of the report.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

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9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read National Instrument 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 24th day of May, 2011.

/s/William J. Crowl (Signature)
Signature of Qualified Person

“William J. Crowl”	.
Print name of Qualified Person

May 24, 2011	77

Midway Gold Corp.	Date and Signature Pages
Spring Valley Project	NI 43-101 Technical Report

DONALD E. HULSE
 VP Mining & Latin Business DevelopmentGustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: dhulse@gustavson.com

CERTIFICATE of AUTHOR

I, Donald E. Hulse do hereby certify that:

1.	I am currently employed as VP Mining & Latin Business Development by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado   80228

2.	I am a graduate of the Colorado School of Mines with a Bachelor of Science in Mining Engineering (1982), and have practiced my profession continuously since 1983.

3.	I am a registered Professional Engineer in the State of Colorado (35269).

4.	I have worked as a mining engineer for a total of 28 years since my graduation from university; as an employee of a major mining company, a major engineering company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Technical Report on the Spring Valley Project” dated May 24, 2011  (the “Technical Report”), with specific responsibility for Sections 3, 19 and 22.  A personal visit of the subject properties was conducted in October, 2010.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

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9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read National Instrument 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 24th day of May, 2011.

/s/Donald E. Hulse (Signature)
Signature of Qualified Person

“Donald E. Hulse”	.
Print name of Qualified Person

May 24, 2011	79

Midway Gold Corp.	Date and Signature Pages
Spring Valley Project	NI 43-101 Technical Report

DONALD J. BAKER
Associate Principal Geologist
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: dbaker@gustavson.com

CERTIFICATE of AUTHOR

I, Donald J. Baker do hereby certify that:

1.	I am currently employed as Associate Principal Geologist by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado   80228

2.
I am a graduate of The Ohio State University with an MSc in Geology (1974), a PhD. in Geology from the University of Georgia (1980), and an M.B.A. from the University of Colorado at Denver (1991) and have practiced my profession continuously since 1978.

3.	I am a member in good standing of the Mining and Metallurgical Society of America, member #01088QP.

4.
I have worked as a geologist for a total of 40 years since my graduation from university; as a graduate student, as an employee of a major mining company, a major engineering company, and as a consulting geologist.

5.
I have read the definition of “qualified person” set out in NI 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Technical Report on the Spring Valley Project” dated May 24, 2011  (the “Technical Report”), with specific responsibility for Sections 9 through 17.  A personal visit of the subject properties was conducted on February 24, 2011.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

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9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read National Instrument 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 24th day of May, 2011.

/s/Donald J. Baker (Signature)
Signature of Qualified Person

“Donald J. Baker”	.
Print name of Qualified Person

May 24, 2011	81

Midway Gold Corp.	Date and Signature Pages
Spring Valley Project	NI 43-101 Technical Report

TERRE A. LANE
Principal Mining Engineer
Gustavson Associates, LLC
274 Union Boulevard, Suite 450
Lakewood, Colorado   80228
Telephone: 720-407-4062   Facsimile: 720-407-4067
Email: tlane@gustavson.com

CERTIFICATE of AUTHOR

I, Terre A. Lane do hereby certify that:

1.	I am currently employed as Principal Mining Engineer by Gustavson Associates, LLC at:

274 Union Boulevard
Suite 450
Lakewood, Colorado   80228

2.	I am a graduate of the Michigan Technological University of Michigan with a Bachelor of Science degree in Mining Engineering (1982).

3.	I am a member in good standing of the Australian Institute of Mining and Metallurgy.

4.
I have worked as a Mine Engineer for a total of 22 years since my graduation from university; as an employee of several mining companies, an engineering company, a mine development and mine construction company, an exploration company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Technical Report on the Spring Valley Project” dated May 24, 2011  (the “Technical Report), with specific responsibility for Sections 3 through 8, and 19 through 21.  A personal visit of the subject properties was conducted in October, 2010.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

May 24, 2011	82

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9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

10.	I have read National Instrument 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 24th day of May, 2011.

/s/Terre A. Lane (Signature)
Signature of Qualified Person

“Terre A. Lane”
Print name of Qualified Person

May 24, 2011	83

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Spring Valley Project	NI 43-101 Technical Report

DEEPAK MALHOTRA, PhD,
Member AusIMM, SME, CIMM
Resource Development, Inc.
11475 West I-70 Frontage Road North
Wheat Ridge, Colorado  80033
Telephone: (303) 422-1176   Facsimile: (303) 424-8580
Email: dmalhotra@aol.com

CERTIFICATE of AUTHOR

I, Deepak Malhotra do hereby certify that:

1.	I am currently employed as President by Resource Development, Inc. at:

11475 West I-70 Frontage Road North
Wheat Ridge, Colorado   80033

2.	I am a graduate of Colorado School of Mines with a M.Sc. degree in Metallurgical Engineering (1974), and PhD in Mineral Economics (1978).

3.
I am a member in good standing of the Australian Institute of Mining and Metallurgy, Society of Mining, Metallurgy, and Exploration, Inc., and the Canadian Institute of Mining and Metallurgical Engineers.

4.
I have worked as a Metallurgist/Mineral Economist for a total of 38 years since my graduation from university; as an employee of several mining companies, an engineering company, a mine development and mine construction company, an exploration company, and as a consulting engineer.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.
I am responsible for the preparation of the technical report titled “NI 43-101 Technical Report on the Spring Valley Project” dated May 24, 2011  (the “Technical Report”), with specific responsibility for Section18.

7.	I have personally completed an independent review and analysis of the data and written information contained in this Technical Report.

8.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.
I do not hold, nor do I expect to receive, any securities or any other interest in any corporate entity, private or public, with interests in the properties that are the subject of this report or in the properties themselves, nor do I have any business relationship with any such entity apart from a professional consulting relationship with the issuer, nor to the best of my knowledge do I have any interest in any securities of any corporate entity with property within a two (2) kilometer distance of any of the subject properties.

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Midway Gold Corp.	Date and Signature Pages
Spring Valley Project	NI 43-101 Technical Report

10.	I have read NI 43-101 and Form 43-101, and the Technical Report has been prepared in compliance with that instrument and form.

11.
I consent to the filing of the Technical Report with any stock exchanges or other regulatory authority and any publication by them, including electronic publication in the public company files on the websites accessible by the public, of the Technical Report.

Dated this 24th day of May, 2011.

/s/Deepak Malhotra (Signature)
Signature of Qualified Person

“Deepak Malhotra”
Print name of Qualified Person

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